UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c) of
the Securities Exchange Act of 1934
(Amendment No. 1)
Check the appropriate box:
☑	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

Definitive Information Statement

TRUDY CORPORATION
(Name of Registrant As Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box)
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11
	(1)	Title of each class of securities to which transaction applies:
N/A

	(2)	Aggregate number of securities to which transaction applies:
N/A

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum value of the transaction is $3,589,000, consisting of promissory note in principal amount of $225,000, equity in the Buyer valued at $71,000, at March 19, 2010, and assumed liabilities of Seller in the amount of $3,293,000. The filing fee was determined by multiplying the proposed maximum value of the transaction by 0.0000713.

	(4)	Proposed maximum aggregate value of transaction:

$3,589,000

	(5)	Total fee paid:
$255.90

☒	Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

Schedule 14C Information Statement

	(3)	Filing Party:

Trudy Corporation

	(4)	Date Filed:

March 19 , 2010

TRUDY CORPORATION
353 MAIN AVENUE
NORWALK, CT 06851
(203) 846-2274

PRELIMINARY INFORMATION STATEMENT

July [   ] , 2010
To Our Stockholders:

We are furnishing this Information Statement to the holders of the Common Stock of Trudy Corporation, a Delaware corporation (the “Company”), in connection with stockholder approval of (a) the sale of substantially all the assets of the Company to, and assumption of certain liabilities of the Company by, MMAC, LLC, a Delaware limited liability company (“MMAC”), pursuant to an asset purchase agreement dated as of December 18, 2009, as amended by Amendment No. 1, dated as of June 15, 2010, and (b) the dissolution of the Company as soon as practicable after the closing of the sale, subject to the conditions described in this Information Statement. A copy of the asset purchase agreement was included with our Form 8-K filed with the Securities and Exchange Commission on December 23, 2009. A copy of the amendment to the asset purchase agreement was included with our Form 8-K filed with the Securities and Exchange Commission on June 21, 2010 . Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain a copy of the asset purchase agreement and/or the amendment.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Holders of our Common Stock will not receive any payment or distribution with respect to their shares pursuant to the sale of substantially all the assets to MMAC, LLC, or in connection with the dissolution of the Company.

An Independent Committee of our Board of Directors, composed solely of outside Directors, after a review of all the relevant facts and circumstances, determined at its meeting held on November 5, 2009, that the consideration to be paid by MMAC to acquire such assets and assume such liabilities constituted fair value to our Company’s creditors and stockholders, including, in particular, those stockholders who were unaffiliated with our Company , and recommended to our full Board of Directors that it approve the asset purchase agreement and the transactions contemplated thereby. The Independent Committee also reviewed and determined at its meeting held on June 21, 2010, that the consideration as amended by Amendment No. 1 to the asset purchase agreement (and related amendments to ancillary documents) continued to constitute fair value to our Company’s creditors and stockholders, including, in particular, those stockholders who were unaffiliated with our Company. The Independent Committee recommended to our Board that it approve such amendments and the transactions contemplated thereby.

Our Board of Directors at its meeting held on November 19, 2009 (with William W. Burnham , Chairman of the Board, and Alice B. Burnham , his wife, having recused themselves) , (i) accepted and approved the report of the Independent Committee; (ii) determined that the asset purchase agreement and the transactions contemplated thereby were advisable and fair from both a substantive and procedural viewpoint to, and in the best interests of, the Company , its creditors and its stockholders , including, in particular, those stockholders who were unaffiliated with our Company , (iii) adopted the asset purchase agreement and the transactions contemplated thereby, (iv) directed that the asset purchase agreement be submitted to the holders of our Common Stock for their approval; and (v) resolved to recommend that the holders of our Common Stock approve this Agreement. After the meeting of the Independent Committee held on June 21, 2010, our Board of Directors at its meeting, also held on June 21 (with Mr. and Mrs. Burnham again having recused themselves), (i) accepted and approved the report of the Independent Committee regarding fair value of the consideration to be paid (as provided for in Amendment No. 1 to the asset purchase agreement); (ii) determined that Amendment No. 1 to the asset purchase agreement, related amendments to ancillary documents and the transactions contemplated thereby were advisable and fair from both a substantive and procedural viewpoint to, and in the best interests of, the Company, its creditors and its stockholders, including, in particular, those stockholders who were unaffiliated with our Company, (iii) adopted Amendment No. 1 to the asset purchase agreement, the amended ancillary documents and the transactions contemplated thereby, (iv) directed that Amendment No. 1 to the asset purchase agreement and amendments to ancillary documents be submitted to the holders of our Common Stock for their approval; and (v) resolved to recommend that the holders of our Common Stock approve Amendment No. 1 to the asset purchase agreement and the amendments to ancillary documents.

The sale of substantially all of our assets under Delaware law requires the approval of the holders of a majority of our issued and outstanding Common Stock. The holders of shares representing approximately 51.53% of the total issued and outstanding shares of Common Stock executed a written consent, dated March 17, 2010, which, among other things, approved the asset purchase agreement and the transactions contemplated thereby and authorized the preparation of an Information Statement on Schedule 14C, the filing thereof with the Securities and Exchange Commission and the mailing thereof to our shareholders. The written consent, dated March 17, 2010, replaced an earlier written consent, dated December 18, 2009, signed by the same stockholders, in order to fully comply with record date legal requirements. The following five stockholders executed the written consents: Mr. Burnham, our Chairman, Mrs. Burnham, a director of the Company, Ashley C. Andersen Zantop, our Chief Executive Officer, William E. Hermes, our Vice President-Sales, and Fell C. Herdeg, our Chief Financial Officer and son-in-law of Mr. and Mrs. Burnham. The same five stockholders executed an additional written consent, dated June 21, 2010, approving the amendments to the asset purchase agreement and the transactions contemplated thereby, as so amended. These written consents are the only stockholder approvals required pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws.

Our Board of Directors also considered alternatives for our Company after the closing of the asset sale and has unanimously (a) authorized the dissolution and liquidation of our Company as soon as practicable after the closing, provided that our management has not determined by such closing an economically viable alternative by which the corporate shell would be sold; (b) authorized the removal of our Common Stock from trading through the facilities of the pink sheets and the deregistration of our Common Stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934; (c) directed that the proposed dissolution be submitted to the holders of our Common Stock for their approval; and (d) resolved to recommend that the holders of our Common Stock approve such dissolution.

Dissolution of our Company under Delaware law requires the approval of the holders of a majority of our issued and outstanding Common Stock. The same stockholders, representing approximately 51.53% of the total issued and outstanding shares of Common Stock, who executed the written consents approving the asset sale have also executed a separate written consent, also dated March 17, 2010, approving the dissolution of our Company, provided our management has not determined an economically viable alternative. (See above for the names of those stockholders who executed the written consent.) As was the case with the stockholder approvals of the asset sale, this written consent is the only stockholder approval required pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws.

Should our Company be dissolved and liquidated, it is highly unlikely that stockholders will receive any distribution whatsoever. Alternatively, should a sale of the shell be determined to be economically viable, it would most likely be accomplished by a reverse merger of an operating company into our Company. Our stockholders would retain their stock in our Company but be diluted by the issuance of additional shares of our Company to the stockholders of the merged operating company. In any event, such a reverse merger could result in a benefit to our stockholders. It is also possible that a sale of the shell could be accomplished so that the Company would receive some form of consideration directly from another party. In that event, after payment of our Company’s expenses and repayment of the Seller Contingent Note (described below in “MATERIAL TERMS OF THE SALE---Ancillary Agreements---The Seller Contingent Note and Support Agreement ”), there is a possibility that the Company’s stockholders could receive a distribution. However, the Company can provide no assurances that it would be successful in the sale of the shell and stockholders must not assume any benefit would result to them or distribution would be made.

Because written consents of the stockholders entitled to cast a majority of the votes required to approve the sale of substantially all the assets of the Company and to approve and authorize the dissolution of the Company pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws have already been received by the Company, we are not asking for a proxy and you are not requested to send one. The accompanying Information Statement is for information purposes only and explains the sale and possible dissolution. Please read the accompanying Information Statement carefully.

You do not have appraisal or dissenters’ rights under Delaware law, our Certificate of Incorporation or our Bylaws. Please note that only stockholders of record at the close of business on July [__] , 2010, will be entitled to receive the Information Statement.

The Company anticipates that the closing of the transaction will take place as soon as practicable after satisfaction of each of the conditions to close set forth in the asset purchase agreement but in any event, no earlier than twenty (20) days after the mailing of this Information Statement. Dissolution of the Company, if no economically viable alternative for sale of the shell exists at the time of closing, is anticipated to occur as soon as practicable after the closing.

Sincerely,

/s/ Ashley C. Andersen Zantop
Ashley C. Andersen Zantop
President and Chief Executive Officer

NEITHER THE ASSET SALE NOR THE ASSET PURCHASE AGREEMENT NOR THE DISSOLUTION OF THE COMPANY HAS BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERIT OF THE ASSET SALE OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS INFORMATION STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OR STATEMENTS (OTHER THAN THOSE CONTAINED IN THIS INFORMATION STATEMENT) REGARDING THE ASSET SALE OR DISSOLUTION OR THE OTHER MATTERS DISCUSSED HEREIN AND, IF GIVEN OR MADE, ANY SUCH REPRESENTATIONS OR INFORMATION PROVIDED MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED OR SANCTIONED BY THE COMPANY OR ANY OTHER PERSON.

This information statement is dated July [__] , 2010 and is first being mailed to stockholders on or about July [__] , 2010. This Information Statement is furnished for informational purposes only.

TRUDY CORPORATION
353 MAIN AVENUE
NORWALK, CONNECTICUT 06851

Notice of Stockholder Action by Written Consents

July [   ] , 2010

NOTICE IS HEREBY GIVEN that (a) the sale of substantially all the assets and assumption of certain liabilities of the Company pursuant to an asset purchase agreement, dated as of December 18, 2009 , as amended by Amendment No. 1 to the asset purchase agreement, dated June 15, 2010 , with MMAC (together with other related actions), and (b) the dissolution of the Company (subject to the condition that Company management has not determined an economically viable alternative) have been approved by written consents, executed by stockholders of the Company holding approximately 51.53% (i.e., a majority) of the issued and outstanding shares of Common Stock entitled to vote. The Closing of such sale and assumption shall be held not less than twenty (20) calendar days after the mailing of this Information Statement to stockholders. Dissolution of the Company would occur as soon as practicable after such closing.

This Information Statement is furnished by the Company, in accordance with the requirements of (1) the Delaware General Corporation Law, (2) Regulation 14C of the Securities and Exchange Commission, promulgated under the Securities Exchange Act of 1934, as amended, and (3) the Company’s Bylaws.

Stockholders of record at the close of business on July [__] , 2010, are entitled to receive a copy of this Information Statement . As of this record date, there were issued and outstanding 700,862,912 shares of common stock, par value $0.0001 per share.

In order to approve the proposed asset sale (and other related actions) and the dissolution, the affirmative vote of the holders of a majority of all issued and outstanding shares of our Common Stock entitled to vote is required. Because the holders of approximately 51.53% of our Common stock have voted by such written consents in favor of the actions described above, no other consents and no other vote by, or proxies from, stockholders will be solicited. This Information Statement will serve as written notice to stockholders pursuant to Section 228(e) of the Delaware General Corporation Law.

- i -

- ii -

DISTRIBUTION OF INFORMATION STATEMENT	49

FINANCIAL INFORMATION	50

DELIVERY OF INFORMATION STATEMENT TO STOCKHOLDERS SHARING AN ADDRESS	51

WHERE TO OBTAIN MORE INFORMATION	51

- iii -

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements that are not based on historical facts, but rather reflect our current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. We have tried, wherever possible, to identify such statements by using words such as “anticipate”, “assume”, “believe”, “expect”, “intend”, “plan”, and words and terms of similar substance in connection with any discussion of operating or financial performance. Such forward-looking statements involve a number of risks, uncertainties and other important factors that could cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other important factors include, among others, those discussed in this Information Statement under the headings “RISK FACTORS” and “BUSINESS OF THE COMPANY”. Pursuant to the provisions of Section 21E of the Exchange Act, the safe harbor provisions of the Private Securities Litigations Reform Act of 1995 are not applicable to any such forward-looking statements which are made in this Information Statement (or in periodic reports incorporated by reference into this Information Statement) in connection with our “going private” transaction.

Neither we nor any other person assumes any responsibility for the accuracy or completeness of such statements. We operate in a changing business environment and new risks arise from time to time. The forward-looking statements included in this Information Statement are made only as of the date of this document and under Section 27A of the Securities Act and Section 21E of the Exchange Act. We expressly disclaim any obligation or undertaking to release, publicly or otherwise, any updates or revisions to any forward-looking statement contained in this Information Statement to reflect any change in our expectations or any change in events , conditions, assumptions or circumstances on which any such statement is based unless so required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC. If there is a material change in the information previously disclosed to security holders, we will disclose the change promptly.

SUMMARY TERM SHEET

This summary contains selected information from this Information Statement and describes material terms of the proposed transaction, but may not contain all of the information that is important to you regarding the transactions contemplated by the sale of substantially all the assets of our Company.

To understand fully the terms of the asset sale and of the dissolution, you should read this Information Statement completely. The Asset Purchase Agreement, dated as of December 18, 2009, as amended by Amendment No. 1, dated as of June 15, 2010, (as amended, the “Asset Purchase Agreement”), between MMAC and us constitutes the legal document that governs the asset sale. For a more complete description of the terms of the Asset Purchase Agreement and the details of the transaction with MMAC, please see “MATERIAL TERMS OF THE SALE” in this Information Statement and the Asset Purchase Agreement itself, which is included with our Form 8-K filed with the SEC on December 23, 2009 , and Amendment No. 1 to the Asset Purchase Agreement, which is included with our Form 8-K filed with the SEC on June 21, 2010 . Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain a copy of the Asset Purchase Agreement and Amendment No. 1 thereto . For a more complete description of the proposed dissolution of our Company, please see “THE POSSIBLE DISSOLUTION OF TRUDY CORPORATION OR SALE OF CORPORATE SHELL” in this Information Statement.

As of July [__] , 2010, the record date for determining our stockholders entitled to receive a copy of this Information Statement, there were issued and outstanding 700,862,912 shares of common stock, par value $0.0001 per share (“Common Stock”), which shares are entitled to one vote per share. Holders of shares representing 51.53% of the votes entitled to be cast, have voted in favor of the Asset Purchase Agreement and in favor of dissolution of our Company by written consents and , since the requirements under Delaware law have been satisfied and no further action on the part of our stockholders is required, no other consents will be solicited in connection with this Information Statement. The following five stockholders executed the written consents: William W. Burnham, our Chairman, Alice B. Burnham, his wife, Ashley C. Andersen Zantop, our Chief Executive Officer, William E. Hermes, our Vice President-Sales, and Fell C. Herdeg, our Chief Financial Officer and son-in-law of Mr. and Mrs. Burnham.

Our Company, MMAC, Brad Palmer, Myers Education, LLC, MMAC Holdings, LLC, Mr. Burnham, Alice B . Burnham, Ashley Andersen Zantop, and Fell Herdeg have filed a Schedule 13E-3 transaction statement with the Securities and Exchange Commission (the “SEC”), in connection with the asset sale. We urge you to read the Schedule 13E-3 carefully. See “WHERE TO OBTAIN MORE INFORMATION” on page 51 .

Background and Reasons for the Sale (page 14 )

In the spring of 2008, our management undertook a review of our long-term prospects to maximize value for our stockholders. Management concluded that the sale of our Company was in the best interests of the shareholders. In addition, William W. Burnham (“Mr. Burnham”), our Chairman and a principal stockholder, informed our Board of Directors that he could no longer fund the operating losses of the Company as he and his wife, Alice B. Burnham (“Mrs. Burnham”) had done for the past several years nor was he willing to convert any of the outstanding stockholder loans to equity. During the period from 2000 through 2009, Mr. and Mrs. Burnham had personally loaned our Company approximately $5.6 million. Of that amount, $2.9 million has been converted to equity at conversion prices per share ranging from $0.01 to $0.03. All of the stockholder loans, currently outstanding in the amount of approximately $2.7 million, are demand loans.

In April 2009, our Company initiated discussions with PCS Edventures!.com , Inc. (“PCS”) of Boise, Idaho for a possible acquisition of the Company, but by late May 2009, it became evident that reaching agreement with PCS would not be possible. At the same time, we were faced with new financial challenges, including a marked deterioration in revenue, retraction in retail sales and a reduction in school budgets. Total bank and stockholder loans had risen to over $3.8 million and our $850,000 credit line facility was exhausted. Our very material license with Disney Publishing was expiring and our Company did not have the financial resources required to renew the license. Mr. Burnham was unwilling to continue to personally guarantee a required letter of credit, provide collateral therefor and guarantee royalty payments due to Disney. Our Company was essentially insolvent. Management concluded that we would have to look elsewhere for a person or entity interested in acquiring us.

In May 2009, Mr. Burnham contacted Brad Palmer, a private investor. Over the preceding five years, Mr. Palmer had discussed with our Company various forms of investment which he might make in our Company.

Discussions ensued and our Board of Directors on June 4, 2009, authorized management to disengage from negotiations with PCS and to negotiate with Mr. Palmer on the basis of a proposed, non-binding term sheet.

Over the course of the summer and fall of 2009, we negotiated the terms of an asset purchase agreement and ancillary agreements and documents with Mr. Palmer. During that period, demands on our cash increased and we arranged for a series of bridge loans from Myers Education, LLC, an affiliate of Mr. Palmer, to supplement insufficient working capital to finance our operations. The aggregate indebtedness under the bridge loans is $545,000. On December 18, 2010, we executed the Asset Purchase Agreement with MMAC. Beginning in April, 2010, we began to negotiate with MMAC regarding amending the Asset Purchase Agreement to provide for changes based on our declining net asset value, including revisions to the consideration to be paid at closing. We executed Amendment No. 1 to the Asset Purchase Agreement on June 15, 2010.

Structure of the Transaction and Consideration to be Received

Pursuant to the Asset Purchase Agreement and the ancillary agreements, as amended, we have agreed to sell substantially all of our assets to MMAC. Under the terms of the Asset Purchase Agreement and ancillary agreements, the total consideration to be paid by MMAC consists of:

o
assumption of substantially all of our secured and unsecured liabilities including indebtedness to Westport National Bank in the amount of $710,706 as of March 31, 2010, with the exception of debt owed to Mr. Burnham in the principal amount of approximately $2.7 million and tax and environmental liabilities of the Company, if any.

o
a promissory note (the “Buyer Note”) from MMAC in the principal amount equal to $225,000, less the amount by which the net asset value of the Company at the closing is less than negative $100,000 (-$100,000), plus $17,000 (the amount of business expenses that we owe to Mr. Burnham that is referred to throughout this Information Statement as the Burnham Expense Reimbursement). The Burnham Expense Reimbursement will be added to the Buyer Note only if the net asset value of the Company at the closing is less than negative $100,000 (-$100,000). In no event will the principal amount of the Buyer Note exceed $225,000. For example, if the net asset value of the Company at the closing is equal to negative $200,000 ($-200,000), the Buyer Note will be reduced by $83,000 ($100,000 less $17,000) to $142,000.

o
an equity interest in MMAC, consisting of 1,000 units of Series A Preferred Units, if the net asset value of the Company at the closing is positive, and a yet-to-be-determined number of Common Units (the “Buyer Unit Consideration”), determined in accordance with the net asset value of the Company at Closing as discussed below.

Mr. Burnham and Mrs. Burnham have agreed to the cancellation of the stockholder loans (with the exception of the Seller Contingent Note in principal amount of up to $50,000) in consideration of the transfer by us to Mr. Burnham of the Buyer Note and the Buyer Unit Consideration at Closing. Also, Mr. Burnham has agreed to indemnify MMAC and certain affiliates against any loss any of them may suffer as the result of a breach of a representation or warranty contained in the Asset Purchase Agreement by our Company. See “MATERIAL TERMS OF THE SALE---Asset Purchase Agreement” beginning on page 34.

Holders of our common stock will not receive any payment or distribution with respect to their shares pursuant to the sale of substantially all of our assets to MMAC.

Fairness Determination by the Independent Committee, the Board and the Company (page 18)

The Independent Committee of our Board on November 5, 2009:

o	determined that the consideration to be paid by MMAC to acquire substantially all of our assets and assume certain of our liabilities constituted fair value to our creditors and stockholders ; and

o	recommended the transaction to our full Board of Directors.

Our Board of Directors on November 19 , 2009 (with Mr. and Mrs. Burnham, having recused themselves):

o	accepted and approved the report of the Independent Committee,

o	authorized execution and delivery of the asset purchase agreement ; and

o	approved the transactions contemplated thereby.

The definitive Asset Purchase Agreement was executed and delivered by our Company and MMAC on December 18, 2009. We issued a press release on December 18 with respect to the Asset Purchase Agreement and we filed our Current Report on Form 8-K with the SEC on December 23, 2009, attaching the Asset Purchase Agreement as an exhibit to our filing.

As the result of a continuing deterioration in our Company’s financial condition, it became apparent in early April 2010 that the condition in the Asset Purchase Agreement that NAV could not be less than (-200,000) would probably not be fulfilled, in which case MMAC was not obligated to close the purchase of substantially all of our assets. After lengthy negotiations, changes in such condition and amendments to the consideration being paid by MMAC to our Company were agreed to.

The Independent Committee of our Board met again on June 21, 2010 and:

o	determined that the consideration, as amended, to be paid by MMAC constituted fair value to our creditors and stockholders, including our stockholders who were not affiliates of our Company; and

o	recommended the transaction to our full Board of Directors.

Our Board of Directors met immediately after the meeting of the Independent Committee on June 21, 2010 (with Mr. and Mrs. Burnham, having recused themselves) and:

o	accepted and approved the report of the Independent Committee,

o	authorized execution and ratification of the execution and delivery of Amendment No. 1 to the Asset Purchase Agreement; and

o	approved the transactions contemplated thereby.

Amendment No. 1 to the Asset Purchase Agreement had been executed on June 15, 2010 and is attached as an exhibit to our Current Report on Form 8-K filed with the SEC on June 21, 2010.

Neither the Board nor the Independent Committee sought an independent fairness opinion. In view of the high cost of obtaining such a report, opinion or appraisal or such a valuation from an outside party, the limited resources of our Company and the length of time it would take to obtain such a report or valuation, the members of the Independent Committee of the Board of Directors considered it appropriate to analyze the Company’s financial condition and future prospects and reach the determination that the consideration offered was fair on the basis of management’s production of financial data and the experience and background of such members of the Committee. The Board of Directors agreed with the Committee’s decision.

Fairness Determination by Section 13E-3 Filing Persons (page 24)

Each of Mr. Burnham, Alice B. Burnham, Ashley C. Andersen Zantop, Fell C. Herdeg, Mr. Palmer, MMAC, MMAC Holdings and Myers Education believes that the asset sale and related transactions, as amended, are substantively and procedurally fair to our Company’s stockholders, including our Company’s unaffiliated stockholders, and creditors and in the best interests of the Company and that the consideration, as amended, to be received by the Company is fair and reasonable. See “Fairness Determination by Section 13E-3 Filing Persons”.

Interest of Certain Persons in the Transaction ( Possible Conflicts of Interest) (page 32 )

●         Mr. Burnham and Mrs. Burnham have agreed to the cancellation of approximately $2.7 million of loans made by Mr. Burnham to our Company (with the exception of $50,000 of debt evidenced by the Seller Contingent Note (as described below)) in consideration of the transfer by us at Closing to Mr. Burnham of the Buyer Note and the Buyer Unit Consideration described below.

●          Mr. Burnham and Mr. Fred Filoon, a Director of our Company, are the holders of 91% and 1%, respectively, of the equity in Noreast Management, LLC, with which MMAC will enter into a new four year lease with Noreast on substantially similar terms as the existing lease with our Company.

●          At Closing, Mr. Burnham will become an employee at will and Director, Business Development of MMAC. He may be eligible to participate in MMAC’s 2010 Equity Incentive Plan. Ms. Ashley Andersen Zantop (President and Chief Executive Officer and a member of the Board of Directors of our Company) will also become an employee at will and Chief Executive Officer, President and Publisher of MMAC. She will participate in MMAC’s 2010 Equity Incentive Plan. Both Mr. Burnham and Ms. Andersen Zantop will become members of the Board of Directors of MMAC at Closing.

●         Myers Education, an affiliate of MMAC, has made certain bridge loans to the Company in the principal amount of $545,000.

Use of Proceeds (page 33 )

The proceeds from the asset sale consist of the Buyer Note and the Buyer Unit Consideration. However , even after the assumption of certain liabilities of MMAC pursuant to the Asset Purchase Agreement, we still have liabilities of $2,475 ,000 and we have no ability to pay this debt. Therefore, we will transfer the Buyer Note and Buyer Unit Consideration to Mr. Burnham in consideration of the cancellation of this debt (with the exception of $50,000 as described below). There are no proceeds to our Company from the consideration being paid. At the Closing, the Company will retain $50,000 in cash of the debt owed to Mr. Burnham for general corporate purposes. If and to the extent that the Company has not spent the $50,000, any amount remaining will be repaid to Mr. Burnham one year following the Closing pursuant to the Seller Contingent Note.

Risk Factors (page 33 )

Principal among significant risks to consummation of the Closing are the following:

●	If our Company is unable to procure the consents required for the transfer of licenses to MMAC.

●
If our Company is unable to deliver to MMAC the consent of Westport National Bank to transfer our current credit facility (“Westport Credit Facility”) to MMAC, on terms and with documentation reasonably satisfactory to MMAC and Westport National Bank, which terms shall include an extension of the Westport Credit Facility to August 2011 and which may include assumption by MMAC of the Westport National Bank, or the entering into of a new replacement facility used by MMAC to repay the Westport Credit Facility.

●	If a Material Adverse Effect (as defined in the Asset Purchase Agreement) occurs prior to Closing.

●
If our Final Closing Date Net Asset Value (“NAV”), is less than negative $ 442,000 ($-442,000), after taking into account the Burnham Capital Contribution and the Accounting Credits, as described below.

Material Terms of the Sale (page 34 )

Consideration for the Sale

Under the terms of the Asset Purchase Agreement, we have agreed to sell to MMAC and MMAC has agreed to purchase substantially all of our assets. In consideration for the sale, MMAC will assume substantially all of our secured and unsecured liabilities with the exception of debt owed to Mr. Burnham in the principal amount of approximately $2.7 million and tax and environmental liabilities of the Company, if any.

At Closing, we will also receive:

●	the Buyer Note; and

●	the Buyer Unit Consideration.

MMAC Equity

●
The remaining equity of MMAC will be held by MMAC Holdings, LLC, in consideration of an initial capital contribution. The amount of MMAC Holdings’ initial capital contribution will be determined at closing based on the amount of the bridge loans (as described below) .

●
For each $1,000 of liquidation preference of the Series B Preferred and each $1,000 of principal amount of the Bridge Loans, MMAC will issue 1.667 Common Units to MMAC Holdings, LLC. In addition, MMAC may authorize the issuance of Common Units (which will dilute the Common Units held by Mr. Burnham and MMAC Holdings) to certain executives of MMAC pursuant to its 2010 Equity Incentive Plan.

●	It is currently contemplated that at least 20% of the Common Units may be issued pursuant to the 2010 Equity Incentive Plan.

Debt Cancellation

●
Mr. Burnham and Mrs. Burnham have agreed to the cancellation of the stockholder loans (with the exception of the Seller Contingent Note in principal amount of up to $50,000) in consideration of the transfer by us to Mr. Burnham of the Buyer Note and the Buyer Unit Consideration at the Closing.

●
Also, Mr. Burnham has agreed to indemnify MMAC and certain affiliates against any loss any of them may suffer as the result of a breach of a representation or warranty contained in the Asset Purchase Agreement by our Company.

The net effect of the foregoing is that Mr. Burnham is releasing his right to be repaid approximately $2.7 million by the Company in exchange for the Buyer Note, an equity ownership in MMAC in the form of the Buyer Unit Consideration and his agreement to indemnify MMAC and affiliates. Such release does not, however, include the Seller Contingent Note in the principal amount of up to $50,000.

Mr. Burnham has also agreed to continue to guarantee the Westport Credit Facility (or a substitute credit line) in the amount of $850,000 for up to 30 months following Closing for which he will be paid a quarterly fee of 0.25% of the average monthly balance of the Westport Credit Facility until the guaranty is released.

Holders of our common stock will not receive any payment or distribution with respect to their shares pursuant to the sale of substantially all the assets to MMAC or of the dissolution of our Company.

Bridge Loans

Included in the liabilities to be assumed by MMAC are the Bridge Loans (as defined in the Asset Purchase Agreement) made by Myers Education, LLC (“Myers Education”), to us, in the principal amount of $ 545,000. We borrowed $ 419,000 of this amount from Myers Education in order to provide working capital for our Company and an additional $ 126,000 to provide collateral for a letter of credit required for the renewal and transfer of our Disney Licenses.

Non-Competition

We will agree that neither we nor our affiliates will for three (3) years following the Closing engage directly or indirectly in any business in the United States which competes with the Business (as defined in the Asset Purchase Agreement) of our Company (or any portion thereof). Mr. Burnham and Mrs. Burnham will each execute a Non-Competition Agreement whereby each agrees for three years following the Closing not to compete with the Business of our Company within the Restricted Territory (as defined in the Non-Competition Agreement (the form of which is attached as an exhibit to the Asset Purchase Agreement)).

Representations, Warranties and Covenants

The Asset Purchase Agreement contains customary representations, warranties and covenants (both prior and subsequent to Closing) of the parties and conditions to Closing. See “MATERIAL TERMS OF THE SALE---Asset Purchase Agreement---Representations and Warranties”; “---Pre-Closing Agreements”, “---Conditions to Closing” and “---Post-Closing Agreements.”

Termination

The Asset Purchase Agreement and the transactions contemplated therein may be terminated at any time by mutual written agreement of MMAC and us. Either party may terminate if the Asset Purchase shall not have closed on or before July 31, 2010 (subject to the right of MMAC to extend the date under certain circumstances).

We may terminate:

●	in the event of a material breach by MMAC of any covenant or agreement, or

●	if any of MMAC’s representations or warranties shall have been inaccurate when made or shall have become inaccurate; or

●
if MMAC does not close on the last day of the month in which the conditions to Closing are satisfied (provided that there does not then exist a breach of any representation, warranty or covenant by us that would result in our failure to satisfy our closing conditions), in which event MMAC must pay us a termination fee of $150,000, which MMAC may pay either in cash or by offset against any or all amounts due under the Bridge Loans, at MMAC’s sole discretion.

MMAC may terminate:

●	in the event of a material breach by us of any covenant or agreement; or

●	if any of our representations or warranties shall have been inaccurate when made or shall have become inaccurate; or

●	if there shall have occurred a Seller Material Adverse Effect ( as defined in the Asset Purchase Agreement); or

●
we do not close on the last day of the month in which the conditions to Closing are satisfied (provided that there does not then exist a breach of any representation, warranty or covenant by MMAC that would result in its failure to satisfy its closing conditions); or

●	if we shall have effected a Seller Adverse Recommendation Change (as defined in the Asset Purchase Agreement); or

●
if we shall have entered into an agreement regarding a Superior Proposal (as defined in the Asset Purchase Agreement), provided that in the case of termination by MMAC because of the events in this bullet point and the two previous bullet points, we must pay MMAC a termination fee of $250,000. In addition, under certain circumstances, we must pay MMAC’s out-of-pocket expenses upon termination.

Background and Reasons for the Possible Dissolution or Sale of Corporate Shell (page 45 )

After execution and delivery of the Asset Purchase Agreement with MMAC, in the view of our Company’s management, our Company’s alternatives for the future were essentially limited to dissolution of our Company or the negotiation of a sale of our Company’s corporate shell.

Our Board of Directors authorized at its meeting held on March 17, 2010, the dissolution of our Company as soon as practicable after the closing of the asset sale, provided that our Company management had not determined an economically viable alternative to dissolution. The principal alternative to dissolution would entail the sale of the corporate shell following the sale of substantially all our assets. A sale of the shell would most likely be accomplished by a reverse merger of an operating company into our Company. Our stockholders would retain their stock but be diluted by the issuance of additional shares to the stockholders of the merged operating company. Such a reverse merger could result in a benefit to our stockholders. It is also possible that a sale of the shell could be accomplished so that the Company would receive some form of consideration directly from another party although our management considers that unlikely. In the event that were to occur, there is a possibility that the Company’s stockholders could receive a distribution after payment of our Company’s expenses and repayment of the Seller Contingent Note. However, the Company can provide no assurances that it will be successful in the sale of the shell and stockholders must not assume any benefit would result to them or distribution would be made. In the event of dissolution, it is highly unlikely that stockholders would receive a distribution of any kind.

Our Board of Directors unanimously

●
authorized the dissolution and liquidation of our Company as soon as practicable after the closing of the asset sale, provided that our management has not determined by such closing an economically viable alternative by which the corporate shell would be sold;

●
authorized the removal of our Common Stock from trading through the facilities of the pink sheets and the deregistration of our Common Stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934;

●	directed that the proposed dissolution be submitted to the holders of our Common Stock for their approval; and

●	resolved to recommend that the holders of our Common Stock approve such dissolution.

In reaching its conclusion, our Board reviewed our Company’s economic condition after the closing of the asset sale (concluding it will be, in effect, a corporate shell), and our continuing obligations which entail accounting and legal expenses, including the obligation to file periodic reports with the SEC until such obligation is suspended or terminated. Our Board was of the view that dissolution was the best course of action but it determined that if our management could identify an economically viable alternative to dissolution, it should be given that opportunity.

In the view of our Company’s management and Board of Directors, an economically viable alternative would require a business entity with an experienced financial adviser which would reverse merge into our Company. The following tests would principally be applied:

●	The current financial condition of the business entity.

●	The business entity’s financial performance over the past several years and its future prospects.

●	The nature of the business entity and its operations.

●	The reasonable expectation for a merger of the two companies to enhance the short- and long-term financial returns for our Company’s shareholders.

●	The quality of the business entity’s management and financial advisers.

Description of Possible Dissolution or Sale of Corporate Shell (page 46 )

●
Dissolution of our Company under Delaware law requires the approval of the holders of a majority of our issued and outstanding Common Stock which has been obtained by the written consent of the holders of approximately 51.53% of the total issued and outstanding shares of our Common Stock.

●
The following five stockholders executed the written consent: Mr. Burnham, our Chairman, Mrs. Burnham, his wife, Ashley C. Andersen Zantop, our Chief Executive Officer, William E. Hermes, our Vice President-Sales, and Fell C. Herdeg, our Chief Financial Officer and son-in-law of Mr. and Mrs. Burnham.

●	This written consent is the only stockholder approval required pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws.

Should our Company be dissolved and liquidated, it is highly unlikely that stockholders will receive any distribution whatsoever. Alternatively, if a sale of the shell is determined to be economically viable, is negotiated and closed (through the likely route of a reverse merger), it is possible that a benefit could result to our stockholders. However, our Company can provide no assurances that it would be successful in the sale of the shell and stockholders must not assume any benefit would result to them or distribution would be made.

Risk Factors Regarding Possible Dissolution or Sale of Corporate Shell (page 47 )

Neither the dissolution nor a sale of the corporate shell would occur if the asset sale does not close. There are risks which would prevent the asset sale from closing. See “RISK FACTORS” in this Information Statement.

Regulatory and Stockholder Approvals Required in Connection with the Sale and Possible Dissolution (page 47 )

No federal or state regulatory approvals or consents are required. Because the written consent of the holders of more than 50% of the issued and outstanding Common Stock has been obtained, stockholder voting requirements have been satisfied and we are not asking for a proxy. You are not requested to send one.

U.S. Federal Income Tax Consequences (page 27 )

This summary is intended for general information only and does not purport to be comprehensive.

Our Company

The fair value of the consideration to be received by our Company in the asset sale will be less than the underlying tax bases of the assets sold and, accordingly, our Company will recognize a loss for United States federal income tax purposes from the asset sale. The cancellation of shareholder loans in exchange for the Buyer Note and the Buyer Unit Consideration will result in a gain to our Company; however, this gain is excludable from taxable income under Section 108(a)(1) of the Code. Accordingly, our Company is not expected to incur any liability for federal income tax purposes as a result of these transactions or in the event that our Company is dissolved.

Holders of our Common Stock

For U.S. federal income tax purposes, our stockholders will not recognize a gain or loss from our sale of substantially all of our assets, but will recognize a capital loss equal to their respective federal income tax bases in their respective shares of Common Stock of our Company in the event that our Company is dissolved.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE ASSET SALE OR THE POSSIBLE DISSOLUTION OF THE COMPANY. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE ASSET SALE AND POSSIBLE DISSOLUTION, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

No Dissenters’ Rights (page 49 )

The Company’s stockholders are not entitled to dissenters rights under Delaware law. See “No Dissenters’ Rights”.

QUESTIONS AND ANSWERS ABOUT THE ASSET SALE AND THE DISSOLUTION

The following questions and answers are presented for your convenience only and briefly address some questions you may have about the asset sale. They may not contain all of the information that is important to you. We urge you to read carefully the entire Information Statement.

Q:	Why am I receiving this Information Statement?

A:
This Information Statement describes the transactions relating to the sale of substantially all of our assets to, and the assumption of certain of our liabilities by, MMAC, LLC, the contemplated  dissolution of our Company or sale of the corporate shell and the approval of that sale and possible dissolution by written consents of our stockholders. The following five stockholders executed the written consents: Mr. Burnham, our Chairman, Mrs. Burnham, his wife, Ashley C. Andersen Zantop, our Chief Executive Officer, William E. Hermes, our Vice President-Sales, and Fell C. Herdeg, our Chief Financial Officer and son-in-law of Mr. and Mrs. Burnham. Our board of directors is providing this Information Statement to you pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended, solely to inform you of, and provide you with information about, the asset sale before it is consummated.

Q:	Who is entitled to receive this Information Statement?

A:
Stockholders of record as of the close of business on July , 2010, are entitled to receive this Information Statement, which describes the corporate actions that have been approved by the written consent of our stockholders.

Q:	Am I being asked to vote on the asset sale and the dissolution?

A:
No, we are not asking you to vote for approval of the asset sale or of the possible dissolution or to provide your written consent to the asset sale or possible dissolution, because your vote or written consent is not required for approval. The asset sale and the possible dissolution have already been approved by the written consent of the holders of a majority of the Company’s outstanding shares of Common Stock.

Q:	Will there be a stockholder meeting to consider and approve the asset sale and possible dissolution?

A:	No, a stockholder meeting will not be held to consider and approve the asset sale or the possible dissolution.

Q:	Will any of the proceeds from the asset sale be distributed to me as a stockholder? Will there be a distribution to me upon dissolution?

A:
No. Nothing will be distributed to any of the Company’s stockholders based on their equity holdings in the Company. The consideration for the asset sale consists of the assumption of certain liabilities by MMAC and the delivery of a Buyer Note and Buyer Unit Consideration (as described in the Asset Purchase Agreement) to our Company. The Buyer Note and Buyer Unit Consideration will be delivered by our Company to William W. Burnham, our Chairman and a principal stockholder, in consideration of his agreement to cancel approximately $2.7 million of stockholder loans which he made to us (with the exception of $50,000 which will be owed to Mr. Burnham and retained by our Company for general corporate purposes). Any amount of such $50,000 unspent after one year will be paid to Mr. Burnham. If our Company is dissolved, it is highly unlikely that stockholders will receive any distribution whatsoever.

Q:	How was the consideration for the asset sale determined?

A:
The consideration for the asset sale was determined in arm’s length negotiations between the Company’s board of directors, represented by Mr. Burnham, on the one hand, and MMAC, represented by Mr. Palmer, on the other hand. Factors taken into consideration by the Company and MMAC were the Company’s financial condition and historical results of operations, and the Company’s net asset value. During the course of negotiations, the amount of the Buyer Note and the number of units of MMAC to be issued as the Buyer Unit Consideration were then determined based on these factors and by mutual agreement of the Company and MMAC.

Q:	Is the asset sale subject to the satisfaction of any conditions?

A:
Yes. Before the asset sale may be consummated, certain closing conditions must be satisfied or waived. These conditions are described in this Information Statement in the section entitled “MATERIAL TERMS OF THE SALE---General Description Of The Transaction---Closing Conditions.” If these conditions are not satisfied or waived, then the asset sale will not be consummated even though it has been approved by written consent.

Q.	Is the dissolution subject to the satisfaction of any conditions?

Yes. The asset sale must be closed before the dissolution may occur and the dissolution will not occur if our Company management has determined at that time that an economically viable alternative exists for the sale of the shell.

Q:	When do you expect the asset sale to be consummated and, if consummated, when will the dissolution occur?

A:
We intend to consummate the asset sale on the last day of the month in which all of the remaining closing conditions are satisfied or waived, but not earlier than 20 days after the date this Information Statement is first mailed to the stockholders. We expect to consummate the asset sale on [_________] , 2010. The possible dissolution of our Company would follow as soon as practicable thereafter unless the condition described in the answer to the preceding question has been satisfied.

Q:	What are the material U.S. federal income tax consequences of the asset sale and of the dissolution?

A:
Our Company will recognize a loss for United States federal income tax purposes from the asset sale and a gain from the cancellation of stockholder loans in exchange for the Buyer Note and the Buyer Unit Consideration. Since our Company has a net operating loss carryover and the gain from the cancellation of the stockholder loans is excludable under Section 108(a)(1) of the Internal Revenue Code, our Company will not incur a liability for federal income tax purposes from the asset sale or in the event that our Company is dissolved.

Our stockholders will not recognize a gain or loss from our sale of substantially all of our assets, but will recognize a capital loss equal to their respective federal income tax bases in their respective shares of Common Stock of our Company in the event that our Company is dissolved.

Q:	What should I do now?

A:	No action by you is required.

Q:	Who can help answer my questions?

A:	If you would like additional copies, without charge, of this Information Statement, or if you have questions about the asset sale and possible dissolution, then you should contact us as follows:

Trudy Corporation
353 Main Avenue
Norwalk, CT 06850
Attention: Fell C. Herdeg, CFO
(203) 846-2274

SPECIAL FACTORS

THE SALE OF SUBSTANTIALLY ALL THE ASSETS OF TRUDY CORPORATION

BACKGROUND AND REASONS FOR THE SALE

Background

Commencing in 2005, our management, including Mr. Burnham, our Chairman and one of our principal shareholders, undertook an on-going review of our long-term prospects to maximize value for our stockholders. As part of its review, our management considered our current condition and future prospects, including our financial condition, results of operations, anticipated capital expenditures, capital structure and outstanding indebtedness.

Management focused on a merger or consolidation with another educational publishing company, a partnership or joint venture with such a company, going private through buying out the minority shareholders of our Company, obtaining a substantial investment from a private equity company or selling the Company to a private equity company or other investor. As a last resort, management considered bankruptcy. Mr. Burnham, in his role as Chairman and Director of Corporate Development of our Company, actively pursued these various alternatives, approaching approximately 12 other educational publishers, private equity firms and other potential investors from 2005 to March 2008, the month in which our Company entered into negotiations with PCS Edventures!.com, Inc. (“PCS”) of Boise, Idaho, a children’s educational publishing company, discussed below. . He approached some companies directly and contacted a number of investment banking firms and business brokers. Mr. Burnham’s overtures were constantly rebuffed, the reasons offered most commonly including our Company’s poor financial performance and the fact that, although we were a publicly owned and traded company, our market capitalization was in the micro-cap range and our shares sold in the tenths of a cent per share. The going private alternative was too costly in management’s view. No investor could be found to supply the funding for such a transaction and Mr. and Mrs. Burnham were not willing to provide the financial resources needed. No investor could be found who would simply invest substantial funds in our Company without taking full control. Bankruptcy was ruled out since, in management’s view, the liquidation value of our Company would not provide enough cash to pay trade creditors and bank debt.

Management concluded that the sale of our Company was in the best interests of the shareholders if an interested party in the children’s educational publishing and/or media business or an interested private equity firm could be found. In addition, our Chairman informed our Board of Directors that he could no longer fund the operating losses of the Company as he and his wife had done for the past several years nor was he willing to convert any of the outstanding shareholder loans to equity as he and his wife had done in the past. Mrs. Burnham had ceased making loans to our Company in 2006 and had converted all her outstanding debt to equity in our Company. She, too, was unwilling to lend any more funds to the Company. During the period from 2000 through 2009, Mr. and Mrs. Burnham had personally loaned our Company approximately $5.6 million. Of that amount, $2.9 million has been converted to equity at conversion prices per share ranging from $0.01 to $0.03. All of the stockholder loans, owed solely to Mr. Burnham and currently outstanding in the amount of approximately $2.7 million, are demand loans which Mr. Burnham can call at any time.

With the exception of a Term Loan in the amount of $300,000 (closed in February 2004) and the current Credit Line Facility in the amount of $850,000 (also closed in February 2004 for $750,000 and subsequently increased to $850,000 in September 2006), both with Westport National Bank, our Company has been unable to borrow funds from any bank or other lending institution since then. In fact, Mr. Burnham was required to personally guarantee repayment of the borrowings from Westport National Bank as a condition of the loans. Our Company has had to rely solely for several years on stockholder loans from Mr. Burnham (and his guarantees of the Westport National Bank loans). His decision to cease such loans has had an adverse impact on our Company. Furthermore, as pointed out above, Mr. Burnham informed the Board that he was unwilling to convert any more of his stockholder loans to equity and expected to be fully repaid at some point in the future. As mentioned above, Mr. Burnham can demand that our Company repay the loans at any time.

Through an introduction by an investment advisory firm, our Company in March 2008 initiated discussions with PCS for a possible acquisition of the Company by PCS. Mr. Burnham met for the first time with Mr. Anthony Maher, the Chief Executive Officer of PCS, on March 4, 2008. Discussions between Mr. Burnham (with the participation from time to time of Ms. Andersen Zantop and Mr. Herdeg) and Mr. Maher (with the participation of management of PCS) continued over the balance of 2008. Counsel was retained by both our Company and PCS. The negotiations culminated in the execution of a letter of intent, dated February 2, 2009, providing for the purchase of substantially all of our Company’s assets and the assumption of certain liabilities by PCS. Our Company filed a Current Report on Form 8-K, reporting this event, on February 9, 2009. PCS’s offer was subject to the fulfillment of several conditions, including negotiation and execution of a definitive asset purchase agreement, satisfactory completion of due diligence of our Company by PCS, and approval of the transaction by our Company’s shareholders, our Board of Directors and the Independent Committee of our Board and of the Board of Directors of PCS.

Under the terms of the letter of intent, consideration for the asset purchase transaction would have been up to $2 million in PCS Common Stock, which is registered with the SEC and traded on the OTC Bulletin Board, subject to possible downward working capital adjustments, and the assumption by PCS of certain liabilities of our Company, including accounts payable, licensing obligations, and certain shareholder loans of Mr. Burnham, estimated to be approximately $1,900,000 at Closing. In addition, at Closing, PCS would secure new financing to pay off our Company’s Westport National Bank credit line of $850,000. The closing prices of PCS Common Stock during the eight trading days preceding and following the date of the letter of intent (February 2, 2009) ranged from $0.95 to $1.14 per share.

After the execution of the letter of intent, negotiations with PCS on the terms of a definitive asset purchase agreement continued through the Spring of 2009. However, during this period, there was another person interested in a transaction with our Company. Over the preceding five years, our Company and Brad Palmer, a private investor, had discussed various forms of investment, including a possible acquisition, which Mr. Palmer might make in our Company. At Mr. Palmer’s request, Mr. Burnham met with Mr. Palmer on or about April 6, 2009, to determine whether Mr. Palmer would be interested in resuming discussions. Mr. Burnham raised with Mr. Palmer in that meeting whether he would have any interest in purchasing Trudy’s assets. Mr. Palmer gave an immediate and positive reply and, on April 10, Mr. Palmer emailed to Mr. Burnham and Ms. Andersen Zantop a broad outline of the terms of a “going private” transaction. Among the conditions set forth in the proposal was the condition that our Company would have to terminate its negotiations with PCS. From April 10 through May, discussions with Mr. Palmer continued regarding such issues as the request for an update of our Company’s financial results through the end of our fiscal year 2009, i.e., March 31, 2009.

Concurrent with such discussions, it became evident to our management that reaching agreement with PCS on a definitive asset purchase agreement would not be possible due to current worldwide economic conditions and uncertainties in the companies’ respective markets. PCS’s Chief Executive Officer emailed Mr. Burnham on May 1, expressing serious concern about business issues involving both companies and informing our Company that PCS, until it received suitable confirmation of resolution of these issues, would not be in a position to execute an asset purchase agreement or prepare and make the appropriate filings with the SEC to complete the transaction.

Further complicating matters during this period, our Company was faced with a marked deterioration in revenue caused by a downturn in the economy, retraction in retail sales and a reduction in school budgets. Such factors raised substantial doubt about the Company’s ability to continue as a going concern. Total bank and stockholder debt had risen to over $3.8 million with our $850,000 credit line facility exhausted. As an additional concern, our Company had come to a critical juncture regarding our license with Disney Publishing (the “Disney License”), representing between 40% - 60% of the Company’s revenue. The Disney License was due to expire on June 30, 2009. Mr. Burnham, who had personally guaranteed the issuance of a letter of credit to Disney Publishing (required by the terms of our license) and provided collateral therefor in the form of certificates of deposit and U.S. Treasuries in the amount of $500,000, advised our Board that he would not renew his guarantee of the letter of credit to secure the Disney License renewal and guarantee royalty payments which would be due and owing thereunder. Nevertheless, we commenced negotiations for the license renewal with Disney, despite the fact that, upon signing, the Company would be required to pay an advance against royalties of $285,000 and post a letter of credit of $175,000 to secure the royalty guarantee. Without the Disney License and payment to the Company’s vendors of its past obligations (to forestall embargoing shipments to its customers), our Company would have been forced into liquidation. Upon liquidation, sufficient monies could not have been raised from the collection of receivables and the sale of assets to pay off the $850M secured bank credit line, the $2.7MM stockholder loan owed to Mr. Burnham, and trade creditor debt of $2.8MM. In liquidation or bankruptcy, it was improbable that any funds would remain for distribution to stockholders.

During May, our Company and PCS discussed termination of the proposed purchase of our Company’s assets. At the same time, Mr. Palmer continued to show interest in entering into a transaction to acquire our Company. On May 8, Mr. Burnham received a draft of proposed terms from Mr. Palmer for an acquisition of substantially all of our Company’s assets which formed the basis for the terms of the executed asset purchase agreement between our Company and MMAC. However, the terms in the May 8 communication were less favorable to our Company than those in the April 10 email since our preliminary financial results for the quarter ended March 31, 2009 showed significant deterioration of our Company’s financial condition. In addition, moving forward with Mr. Palmer was still contingent upon disengaging from PCS.

Our management was reluctant to terminate all discussion with PCS, even though PCS’s email of May 1 was very clear. PCS’s offer contained some consideration for our Company’s shareholders and Mr. Palmer’s proposal did not. Also, the May 1 email from PCS did contain a vestige of hope that a binding asset purchase agreement might be executed if only PCS could obtain resolution of the business issues. But, as May was drawing to a close, our Company’s cash needs were growing and PCS was unresponsive to our Company’s request for a bridge loan to provide for the financing demands for the renewal of our license with Disney. Our management felt comfortable that Mr. Palmer had the resources to provide a bridge loan to meet our needs until a definitive asset purchase agreement could be executed and a closing accomplished.

Mr. Burnham conferred by telephone with Mr. Brad Mead, a Director of our Company with substantial experience in mergers and acquisitions. Mr. Burnham and Mr. Mead were in agreement that, under our Company’s then financial circumstances, our Company had no choice but to move forward with negotiations with Mr. Palmer. The alternative was to put the Company into bankruptcy or attempt to conduct an orderly liquidation of our Company. In the view of Mr. Burnham and our Company’s senior management, there was insufficient time available to conduct a search for another party interested in acquiring our Company or its assets and, if such a party could be found, to negotiate and conclude acceptable terms of such an acquisition.

Thereafter, Mr. Burnham, in his role as our Chairman, called a meeting of our Board and, at a meeting held on June 4, 2009, the Board authorized management to disengage from negotiations with PCS and to negotiate with Mr. Palmer on the basis of proposed, non-binding term sheet presented by Mr. Palmer on May 8 to reach agreement on the terms of an asset purchase agreement. Negotiations with PCS were terminated and PCS and we issued a joint press release on June 8, 2009, announcing the disengagement and all further discussions ceased. We filed our Current Report on Form 8-K, reporting this event, on June 15, 2009.

Mr. Burnham (on behalf of our Company) and Mr. Palmer further negotiated certain provisions of the May 8 term sheet and agreed to such revised terms on July 2, 2009. The agreed-upon terms provided for the sale by our Company of substantially all of our assets to, and the assumption of certain of our liabilities by, MMAC, LLC (“MMAC”), an affiliate of Mr. Palmer. Mr. Burnham on behalf of our Company was the principal member of management who negotiated the terms of the transaction. From time to time, he would confer and consult with Ms. Andersen Zantop, our Company’s Chief Executive Officer, concerning various terms. These discussions included the possibility of bridge loans to tide our Company over until a definitive asset purchase agreement could be negotiated and executed. Mr. Burnham initiated discussions concerning the bridge loans.

Bridge Loans

These bridge loans would supplement insufficient working capital to finance our operations. Were we not to obtain the loans, we would have been unable to place orders with our printers which were necessary to fulfill orders for the 2009 holiday period and unable to satisfy payment of aged debt to these and other creditors

Myers Education, LLC (“Myers Education”), an affiliate of MMAC, agreed to provide us with a series of bridge loans to cover working capital needs and to provide the cash needed as collateral for the issuance of a letter of credit in favor of Disney, required by Disney as a term of its renewal of the Disney License. The first bridge loan in the amount of $200,000 was closed on November 6, 2009, followed by a second bridge loan in the amount of $73,000 on November 24, 2009. A third bridge loan was made in the amount of $146,000 on December 22, 2009. A fourth bridge loan was made in the amount of $126,000 on June 15, 2010 to provide collateral for issuance of the Disney letter of credit. The aggregate indebtedness under the bridge loans is currently $545,000. Mr. Burnham, with the occasional participation of Ms. Andersen Zantop, negotiated the terms of each bridge loan.

Negotiations, conducted concurrently, of the terms of an asset purchase agreement and ancillary agreements and documents continued during November. Mr. Burnham continued to be the principal representative of our Company in negotiating the terms of the asset purchase agreement and the ancillary agreements with Mr. Palmer, as managing member of MMAC Holdings, including the Buyer Note, MMAC Operating Agreement and Debt Cancellation and Indemnification Agreement. In his role as the Principal Manager of Noreast Management, LLC, Mr. Burnham negotiated on behalf of Noreast, concurrently with the negotiation of the asset purchase agreement and the ancillary agreements and documents, all of the terms of the proposed lease with MMAC, covering our Company’s offices in Norwalk, CT which lease is to be executed at the closing of the sale of our Company’s assets.

Consideration

Our Company and MMAC determined the consideration to be paid in the asset sale in arm’s length negotiations. Factors taken into consideration included our current financial condition and future prospects, our results of operations, the value of our assets and of our banking and shareholder obligations, which had come due, together with those of our other creditors, both secured and unsecured. Neither the Company nor MMAC performed a formal valuation of the Company. The consideration was mainly based upon the book value of the assets of the Company. During the negotiations, the parties agreed to the amount of the Buyer Note and the number of units making up the Buyer Unit Consideration. The number of units issuable in the Buyer Unit Consideration are determined based on the Company’s closing date net asset value and is subject to certain adjustments based on such net asset value. The principal amount of the Buyer Note is subject to reduction based on the closing date net asset value of the Company. The Company and MMAC thought it was important for Mr. Burnham to participate in MMAC going forward through the issuance of the Buyer Unit Consideration.

Fairness Determination by the Independent Committee, the Board and the Company

At a meeting on November 5, 2009, the Independent Committee of the Board determined that the consideration to be paid by MMAC to acquire substantially all of our assets and assume certain of our liabilities constituted fair value to our creditors and stockholders, including, in particular, those stockholders who were unaffiliated with our Company, and recommended to our full Board of Directors that it approve the asset purchase agreement and the transactions contemplated thereby.

In reaching its conclusions, the Independent Committee considered our current condition and future prospects, our financial condition, results of operations, the value of our assets and of our banking and shareholder obligations, which had come due, together with those of our other creditors, both secured and unsecured. The Independent Committee noted that, as of the end of our fiscal year 2009 (March 31, 2009), our Company was insolvent with negative working capital of $2,554,236 and negative net worth of $1,333,071. (As of March 31, 2010, our Company remains insolvent with increased negative working capital of $3,416,568 and increased negative net worth of $2,320,686 ). Furthermore, the Committee determined that there were no opportunities for raising much needed capital or other offers to purchase our Company or its assets. The proposed transaction with MMAC would at least result in the assumption of our Company’s bank debt and trade creditors’ accounts payable by MMAC. Absent entering into this transaction, bankruptcy was the only alternative. In the view of the Independent Committee, if the transaction with MMAC were not to close, bankruptcy and liquidation would be the most probable course of action for our Company.

In reaching its conclusions as to substantive fairness, the Independent Committee considered a wide range of factors. Since our Company was insolvent, the Directors focused upon their fiduciary duties to our Company’s creditors. Although our Company would receive no consideration which would be available for distribution to our stockholders (whether affiliated or unaffiliated), the liabilities owed to trade creditors and vendors and our Company’s indebtedness to Westport National Bank and under the Bridge Loans would be assumed in full by MMAC. The Independent Committee noted that our Company’s substantial indebtedness to Mr. Burnham (in the amount of $2,680,701 as of November 5, 2009, the date of the meeting of the Independent Committee to consider the proposed sale of our assets) would be forgiven by Mr. Burnham in consideration of the transfer to him of the Buyer Note and Buyer Unit Consideration. The value of such consideration may or may not at some time in the future equal the indebtedness being forgiven by Mr. Burnham. The Committee noted that the value of the consideration would at Closing be significantly less than the forgiven indebtedness.

The Independent Committee consists of four outside Directors of our Company (Mr. Fred Filoon, Mr. Hakim Bangash, Mr. William Sondheim and Mr. Brad Mead). The members of the Independent Committee who met on November 5, 2009 were Messrs. Filoon (who served as Chairman of the meeting), Mead and Sondheim.

Mr. Filoon has had over thirty years of experience in the investment and financial community, having worked for Donaldson, Lufkin & Jenrette and Morgan Stanley. He is a retired partner with Cramer, Rosenthal & McGlynn, a private investment advisory firm in New York City, and is currently a member of the Advisory Board of Eagle Ridge Management, LLC, Westport, CT, a financial advisor to high net worth individuals and families.

Mr. Bangash is the founder and chief executive officer of Redrum Entertainment in partnership with Hollywood producer Joel Silver and his Dark Castle production company. Redrum is a convergent media company dedicated to the content categories of thriller, suspense and horror. Prior to this, Mr. Bangash was a principal at Orchid Ventures, a private consulting firm and venture fund for entertainment and media companies.

Mr. Sondheim has had extensive business experience as a general manager. He is currently president of the retail and direct response division of Gaiam, a lifestyle-media company catering to people who value personal development, ecological living, natural health and inspirational entertainment. Prior to this Mr. Sondheim was executive vice president at DualDisc Worldwide, a division of Sony BMG Music Entertainment. Mr. Sondheim has extensive work experience in the music and entertainment field with senior management positions in Goodtimes Entertainment, Polygram Video USA, Orion Home Video and Columbia Pictures Home Video.

Mr. Mead is the President of Delta Capital Group, a New England investment banking firm dealing with companies doing less than $50 million in sales. Mr. Mead founded Delta Capital Group in 1993 after selling his founding share of Baron Capital Group, a nationwide consulting and hospitality real estate firm which he founded in 1984. Prior to Baron, Mr. Mead was Director of International Commercial Programs for the Grumman Aerospace Corporation in Bethpage, New York.

In addressing their fiduciary duties to our Company’s stockholders, principally the unaffiliated stockholders, the Independent Committee noted that our Company would not receive any consideration which could, in turn, be distributed to stockholders. Furthermore, if management and the Board of Directors of our Company were unable to sell the corporate shell (in which case our Company would simply be dissolved under Delaware law), there would of course be nothing to distribute to our Company’s shareholders. Although this was unfortunate for our shareholders, MMAC’s offer was the only offer which our Company had received after the termination of the negotiations with PCS. Were the offer not accepted, bankruptcy leading to liquidation was the only alternative for our Company, in which case there would be nothing for the shareholders---precisely the same result for the shareholders if this transaction is completed and if there is dissolution of our Company after the Closing and less for the Company’s creditors, to whom the Board of Directors had a primary fiduciary responsibility.

The current market price and historic market prices of our Common Stock were basically irrelevant in the Committee’s view in its analysis of the fairness of the transaction. The market prices of our Company’s Common Stock had little or no significance in light of our Company’s sizable negative net worth ($1,895,000 as of September 30, 2009, the end of the quarter preceding the Committee’s meeting), the fact that the MMAC offer was the sole offer for our Company and the conclusion that the only alternative to a sale to MMAC was bankruptcy (in which case the holders of the Common Stock would receive nothing). In fact, the market price at the time of the Independent Committee’s meeting on November 5, 2009 was $0.0014.

The Independent Committee also considered, and gave significant weight to, the net book value and the liquidation value of our Company. Net book value for the quarter ended September 30, 2009, the last quarter ending prior to the Committee’s meeting, was -$2,244,440, or -$0.0032 per share. Furthermore, the Committee reviewed liquidation as an option and concluded that, after repaying our secured bank loans from the proceeds of liquidation, there would not be sufficient funds to fully pay all of our remaining creditor obligations. The review of net book value and liquidation value confirmed the Committee’s view that the only alternative to the proposed transaction was bankruptcy.

The Committee reviewed, and gave significant weight to, our Company’s lack of value as a going concern. As pointed out above, a marked deterioration in revenue for our Company had occurred, caused by a downturn in the economy, retraction in retail sales and a reduction in school budgets. Our Company’s independent public accounting firm noted in its reports for our Company’s fiscal years ended March 31, 2008 and 2009 that our Company has suffered recurring losses from operations and has a deficiency in net assets. Such factors raised substantial doubt about our Company’s ability to continue as a going concern. The footnotes to the financial statements included on our Company’s quarterly reports on Form 10-Q for the quarters ended June 30, September 30 and December 31, 2009 and in our Company’s annual report on Form 10-K for our fiscal year ended March 31, 2010 also include a going concern provision.

Neither our Company nor any one of the persons who have filed the Schedule 13E-3 relating to the transaction has made any purchases of our Company’s Common Stock over the past two years. Therefore, the Committee did not utilize purchases of Common Stock to reach its conclusion as to fairness.

As discussed below in “REPORT, OPINION OR APPRAISAL” in this Information Statement, none of the Company, the Independent Committee or the Board of Directors sought or obtained an independent fairness opinion. In view of the high cost of obtaining such a report, opinion or appraisal or such a valuation from an outside party, the limited resources of our Company and the length of time it would take to obtain such a report or valuation, the members of the Independent Committee of the Board of Directors considered it appropriate to analyze the Company’s financial condition and future prospects and reach the determination that the consideration offered was fair on the basis of management’s production of financial data and the experience and background of such members of the Committee. The Board of Directors agreed with the Committee’s decision.

The Committee also considered, and gave weight to, the terms of the proposed transaction with PCS, described above in this section. Although the consideration offered by PCS (up to $2 million in PCS Common Stock and the assumption of accounts payable, licensing obligations and certain shareholder loans of Mr. Burnham) was arguably greater than the consideration offered by MMAC, the Committee considered the following facts extremely significant: the proposed transaction with PCS never moved beyond the letter of intent stage. A definitive, binding asset purchase agreement was never executed and negotiations were terminated in early June 2009. The consideration was in PCS Common Stock and there was no assurance that it would hold its value over the short- or long-term. In other words, the up to $2 million in Common Stock might significantly fall in value. The closing prices of PCS Common Stock from May 4 through June 18, 2009, ranged from $0.80 to $0.95 per share. This represents a decline in prices of PCS Common Stock compared with the eight trading days preceding and following the date of the letter of intent (February 2, 2009) which ranged from $0.95 to $1.14 per share. At the time of termination of negotiations with PCS, our Company was faced with a marked deterioration in revenue caused by a downturn in the economy, retraction in retail sales and a reduction in school budgets. Our Company continued to lose money and Mr. Burnham increased the amount of his shareholder loans above the $1.9 million existing at the time of execution of the letter of intent with PCS. These conditions contributed to the Committee’s concerns that there were substantial doubts about our Company’s ability to continue as a going concern.

The Committee concluded that, in view of the foregoing factors, the fact that our Company had received such an offer from PCS did not preclude the Committee from reaching the conclusion that MMAC’s offer of consideration constituted fair value to our creditors and stockholders, including those stockholders who were unaffiliated with our Company.

In reaching its conclusions as to procedural fairness, the Independent Committee considered a number of factors:

As the result of Mr. and Mrs. Burnham’s possible conflicts of interest in the transactions (see “INTEREST OF CERTAIN PERSONS IN THE TRANSACTION (POSSIBLE CONFLICTS OF INTEREST)” in this Information Statement), an Independent Committee of the Board of Directors of our Company was appointed to consider the fairness of the transaction. The Committee, after a full review of all relevant and substantive factors, concluded that the proposed transaction was both substantively and procedurally fair to our Company’s creditors and shareholders, including those shareholders who were not affiliates of our Company. Furthermore, Mr. and Mrs. Burnham recused themselves from voting on the proposed transaction as Directors of our Company. Also, the remaining Directors unanimously approved the transaction, including all Directors who were not employees of our Company.

In the view of the Independent Committee and the Board, there was no need to structure approval of the transaction by shareholders to require approval of at least a majority of shareholder who were not affiliates of our Company. Holders of a majority of the issued and outstanding shares had indicated their willingness to execute a Written Consent of Shareholders, approving the transaction, without any further vote of shareholders required. Such a course of action was fully in compliance with governing law, including, the Delaware General Corporation Law. The Committee gave significant weight to the fact that arranging for a vote of shareholders, by proxy and in person, and holding an actual meeting of shareholders, both of which were unnecessary under governing Delaware law, would simply add to the costs incurred by the Company, including management time, which our Company could ill afford.

The Committee gave considerable weight to the fact that all of the steps taken procedurally by our Company in negotiating and obtaining requisite approvals of the transaction have been in compliance with all applicable governing law.

Furthermore, the Independent Committee and the Board determined that there was no need for the Directors who were not employees of our Company to retain an unaffiliated representative to act on behalf of shareholders who were unaffiliated with our Company for purposes of negotiating the terms of the transaction and/or preparing a report concerning the fairness of the transaction. The Committee gave considerable weight to the fact that our Company simply had no, and does not now have, financial resources to pay such a representative to participate in negotiations or to prepare such a report. It should be kept in mind that our Company was, and now is, facing bankruptcy and liquidation if this transaction does not proceed. The offer by MMAC was the only offer made to our Company after the collapse of negotiations with PCS.

Following the meeting of the Independent Committee, our Board of Directors on November 19, 2009 (with Mr. and Mrs. Burnham having recused themselves) unanimously accepted and approved the report of the Independent Committee, and authorized execution and delivery of the asset purchase agreement and approved the transactions contemplated thereby. No Director dissented to or abstained from voting on the transactions (although, as pointed out above, Mr. and Mrs. Burnham recused themselves from the vote). The Board, in accepting the report of the Independent Committee, determined that the sale of substantially all our assets to MMAC was advisable and in the best interests of our Company, creditors and stockholders, including those stockholders who were unaffiliated with our Company, and that we should proceed with the sale. The definitive Asset Purchase Agreement was executed and delivered by our Company and MMAC on December 18, 2009. We issued a press release on December 18 with respect to the Asset Purchase Agreement and we filed our Current Report on Form 8-K, with the SEC on December 23, 2009, attaching the Asset Purchase Agreement as an exhibit to our filing.

Sale of substantially all the assets of our Company under Delaware law requires the approval of the holders of a majority of our issued and outstanding Common Stock which has been obtained by the written consent of the holders of approximately 51.53% of the total issued and outstanding shares of our Common Stock. The following five stockholders executed the written consent: Mr. Burnham, our Chairman, Mrs. Burnham, his wife, Ashley C. Andersen Zantop, our Chief Executive Officer, William E. Hermes, our Vice President-Sales, and Fell C. Herdeg, our Chief Financial Officer and son-in-law of Mr. and Mrs. Burnham. This written consent is the only stockholder approval required pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws.

Amendments to Transactions Effective June 15, 2010

In early April, 2010, we realized that, as the result of our Company’s deteriorating financial condition, it was unlikely that the closing condition that the NAV be not less than negative $200,000 (-$200,000) at closing, would be satisfied, giving MMAC grounds for not proceeding with the closing. Our Chairman, Mr. Burnham, commenced negotiations with Mr. Palmer and officers of MMAC, representing MMAC, for an amendment to this condition.

MMAC emailed to Mr. Burnham proposed terms of revisions to the transaction and Mr. Burnham met on April 9, 2010 with officers of MMAC to discuss the proposal. MMAC revised its original proposal and over a period of two to three weeks, the parties reached agreement in principle on revised terms. Counsel for both MMAC and our Company worked with the parties and negotiations were successfully concluded on an amendment to the Asset Purchase Agreement, and amendments to the Debt Cancellation and Indemnification Agreement, the form of MMAC Operating Agreement and the Buyer Note. In addition, MMAC through its officers and Noreast Management LLC through Mr. Burnham agreed upon certain changes to the Lease which they intend to enter into at closing, covering the offices and warehouse occupied by our Company which will be occupied as well by MMAC at closing.

On June 15, 2010, we executed Amendment No. 1 to the Asset Purchase Agreement and Amendment No. 1 to the Debt Cancellation and Indemnification Agreement and agreed upon certain changes to the form of MMAC Operating Agreement and the form of Buyer Note, both of which are to be executed at closing. Noreast Management and MMAC, as pointed out above, agreed upon certain changes to the form of Lease which will be executed at Closing.

On June 21, we issued a press release and filed our Current Report on Form 8-K with the Commission, reporting the amendments and attaching as exhibits the press release, Amendment No. 1 to the Asset Purchase Agreement (to which was attached the revised form of MMAC Operating Agreement, the Buyer Note and the Lease) and Amendment No. 1 to the Debt Cancellation and Indemnification Agreement.

The condition that the NAV be not less than -($200,000 has been amended to provide that NAV be equal to or greater than (-$442,000) after taking into account the Burnham Capital Contribution and the Accounting Credits, described below. The revisions to the consideration being paid by MMAC to our Company for substantially all of our assets are set forth below in “Material Terms Of The Sale---General Description of the Transaction---Asset Purchase Agreement”.

Our Independent Committee, consisting of Mr. Mead (who served as Chairman of the meeting), Mr. Bangash and Mr. Filoon, met on June 21, 2010, to review the terms of the consideration being paid for our assets. The Committee determined that the consideration as amended by Amendment No. 1 to the Asset Purchase Agreement (and related amendments to ancillary documents) continued to constitute fair value to our Company’s creditors and stockholders, including, in particular, those stockholders who were unaffiliated with our Company. The Independent Committee recommended to our Board that it approve such amendments and the transactions contemplated thereby.

The Committee noted the deterioration of our Company’s financial results and the necessity of amending the condition relating the NAV in order to enhance the probability that the transactions would close. The Committee further noted that the stockholders, whether affiliated or unaffiliated with our Company, would receive nothing under the terms of the original deal and would receive nothing under the amended deal. However, MMAC was still obligated to assume all of our Company’s liabilities, including the Bridge Loans and debt owed to Westport National Bank, trade creditors and vendors, but not including the $2.7 million of debt owed to Mr. Burnham. Since the principal fiduciary duty of the members of the Board (and of the members of the Independent Committee) was to our Company’s creditors, the amended terms offered such creditors the same benefits as the original terms. Our Company was transferring the Buyer Note and the Buyer Unit Consideration to Mr. Burnham in consideration of his cancelling repayment of his loans. Mr. Burnham is willing to receive such consideration, diminished in value as it probably was, in cancellation of the debt owed to him. The Committee’s view was that if Mr. Burnham were willing to accept the consideration, it was in our Company’s best interest to accept the deal and move forward to closing. The creditors (other than Mr. Burnham) were being taken care of and our Company was being released from $2.7 million of debt owed to Mr. Burnham.

In reaching its conclusions as to substantive fairness, the Independent Committee’s analysis was the same as its analysis at its meeting held on November 5, 2009 at which it considered the original terms of the transaction and consideration being paid therefor.

In addressing its fiduciary duties to our Company’s stockholders, principally the unaffiliated stockholders, the Independent Committee noted that, under the amended terms, our Company would not receive any consideration which could, in turn, be distributed to stockholders. Furthermore, the current market price and historic market prices of our Common Stock were basically irrelevant in the Committee’s view in its analysis of the fairness of the transaction. The Independent Committee gave significant weight to the net book value and the liquidation value of our Company. Net book value for the quarter ended December 31, 2009 was -$1,970,962, or -$.0028 per share. The Committee reviewed liquidation as an option and concluded (as it had when it considered the original terms) that, after repaying our secured bank loans from the proceeds of liquidation, there would not be sufficient funds to fully pay all of our remaining creditor obligations. The Committee gave significant weight to our Company’s lack of value as a going concern.

In reaching its conclusions as to procedural fairness, the Independent Committee’s analysis was the same as its analysis at its meeting held on November 5, 2009. Holders of a majority of the issued and outstanding shares had indicated their willingness to execute a Written Consent of Shareholders, approving the amended terms of the transaction, without any further vote of shareholders required. There was no need to structure approval of the amended terms by shareholders to require approval of at least a majority of shareholder who were not affiliates. Our Company’s actions were fully in compliance with governing law. The Committee gave significant weight to the fact that holding an actual meeting of shareholders to vote on the amended terms was unnecessary under governing Delaware law and would add to the costs incurred by the Company, including management time, which our Company could not afford.

Immediately following the meeting of the Independent Committee, our Board of Directors at its meeting held on June 21 (with Mr. and Mrs. Burnham again having recused themselves), (i) accepted and approved the report of the Independent Committee regarding fair value of the consideration, as amended, being paid; (ii) determined that Amendment No. 1 to the Asset Purchase Agreement, Amendment No. 1 to the Debt Cancellation and Indemnification Agreement and related amendments to ancillary documents and the transactions contemplated thereby were advisable and fair from both a substantive and procedural viewpoint to, and in the best interests of, the Company, its creditors and its stockholders, including, in particular, those stockholders who were unaffiliated with our Company, (iii) adopted, authorized and ratified the execution and delivery by the appropriate officers of our Company of Amendment No. 1 to the Asset Purchase Agreement and Amendment No. 1 to the Debt Cancellation and Indemnification Agreement, and adopted the amended ancillary documents and the transactions contemplated thereby, (iv) directed that Amendment No. 1 to the Asset Purchase Agreement, Amendment No. 1 to the Debt Cancellation and Indemnification Agreement and related amendments to ancillary documents be submitted to the holders of our Common Stock for their approval; and (v) resolved to recommend that the holders of our Common Stock approve same.

Thereafter, the same five stockholder, holding approximately 51.53% of the total issued and outstanding shares of our Common Stock, who signed the written consent approving the original terms of the transaction, executed a written consent, dated June 21, 2010, approving Amendment No. 1 to the Asset Purchase Agreement, Amendment No. 1 to the Debt Cancellation and Indemnification Agreement and related amendments to ancillary documents and the transactions contemplated thereby, as so amended.

Fairness Determination by Section 13E-3 Filing Persons

Each of Mr. Burnham, Alice B. Burnham, Ashley C. Andersen Zantop and Fell C. Herdeg is also of the view that the reasons set forth above constitute all of the material reasons for each of them believing that the asset sale and related transactions, as amended, are advisable, substantively and procedurally fair to our Company’s stockholders, including our Company’s unaffiliated stockholders, and creditors and in the best interests of the Company and that the consideration, as amended, to be received by the Company is fair and reasonable. Each of them expressly adopts and is relying on the analysis and conclusion of the Independent Committee and the Board of Directors as described above.

Mr. Burnham is fully supportive of the decision to sell substantially all the assets of our Company on the amended terms described above. Although he (and all other shareholders) will receive nothing as shareholders from the consideration, as amended, being paid by MMAC to our Company, he may be able to salvage some value by releasing his shareholder loans (in the approximate amount of $2.7 million) in exchange for the Buyer Note and the Buyer Unit Consideration. Although he must still guarantee repayment by MMAC of the Westport National line of credit (in a maximum amount of $850,000) (or a substitute credit facility) for up to 30 months following closing, he now sees a termination to his guarantee which does not otherwise exist. He also felt a responsibility to vendors and creditors (whose indebtedness is being assumed by MMAC) and to the other officers and employees of our Company (who will continue to be employed by MMAC).

Mrs. Burnham is fully supportive of the decision as well. Although she, too, will receive nothing as a shareholder of our Company, she is delighted that some portion of her husband’s shareholder loans to our Company may be salvaged. She also feels (in her role as a Director) a responsibility similar to her husband to vendors, creditors, officers and employees of our Company.

Ms. Andersen Zantop and Mr. Herdeg are also fully supportive of the decision to sell. Although they, too, will receive nothing as shareholders, Ms. Andersen Zantop will serve as a Director and Chief Executive Officer of MMAC after the closing and will enter into an employment agreement with MMAC at closing and Mr. Herdeg has been informed that he will be employed by MMAC in a financial capacity after the closing. Both Ms. Andersen Zantop and Mr. Herdeg share the same feelings of responsibility as Mr. and Mrs. Burnham to our Company’s vendors, creditors and employees.

None of Mr. Burnham, Mrs. Burnham, Ms. Andersen Zantop and Mr. Herdeg saw any alternative to the sale other than bankruptcy leading to liquidation for our Company.

None of MMAC, MMAC Holdings, Mr. Palmer and Meyers Education undertook a formal evaluation of the fairness of the asset sale and related transactions or engaged a financial advisor for such purposes. However, each of MMAC, MMAC Holdings, Mr. Palmer and Myers Education believes that the asset sale and related transactions on the amended terms described above are advisable, procedurally and substantively fair to the Company’s stockholders, including the Company’s unaffiliated stockholders, and creditors and, in light of the Company’s insolvency, in the best interests of the Company and that the consideration, as amended, to be received by the Company in the asset sale is fair and reasonable. Each of MMAC, MMAC Holdings, Mr. Palmer and Myers Education also believes that the asset sale and related transactions, as amended, are fair to the unaffiliated stockholders of the Company because (i) the Company has not received since termination of the proposed PCS transaction any other offer to purchase substantially all of the assets or the business of our Company other than MMAC’s offer; and (ii) the board has determined (A) that the Company is insolvent and (B) to cease operations if the Company cannot be sold on a short-term basis in an effort to preserve value for the creditors and stockholders of the Company. The reasons set forth above constitute all of the material reasons for MMAC, MMAC Holdings, Mr. Palmer, and Myers Education believing that the asset sale and related transactions, as amended, are advisable and in the best interests of the Company. Each of MMAC, MMAC Holdings, Mr. Palmer and Myers Education expressly adopted and are relying on the analysis and conclusion of the Independent Committee and the Board of Directors of the Company as described above.

Each of MMAC, MMAC Holdings, Mr. Palmer and Myers Education, decided to pursue the purchase of substantially all the assets of the Company given the future prospects of the Company and its position in the educational publishing business.

REPORT, OPINION OR APPRAISAL

No report, opinion or appraisal from a third party was requested by our Company, the Independent Committee or the Board of Directors with regard to the sale of substantially all of our Company’s assets or the consideration being paid by MMAC nor was the retention of a financial advisor contemplated to render a valuation of our Company’s assets or a valuation of the consideration being offered. In view of the high cost of obtaining such a report, opinion or appraisal or such a valuation from an outside party, the limited resources of our Company and the length of time it would take to obtain such a report or valuation, the members of the Independent Committee of the Board of Directors considered it appropriate to analyze the Company’s financial condition and future prospects and reach the determination that the consideration offered was fair on the basis of management’s production of financial data and the experience and background of such members of the Committee. For information concerning the experience and background of the members of the Committee, Messrs. Filoon, Bangash, Sondheim, and Mead, see above in “BACKGROUND AND REASONS FOR THE SALE” in this Information Statement.

The Board of Directors agreed with the Committee’s decision. Management of our Company (on behalf of the Committee and the Board) made inquiries of several investment banks and financial advisory firms with expertise in the book publishing business sector as to the cost of obtaining a fairness opinion. The quoted prices ranged from $100,000 and higher.

EFFECT ON AFFILIATES’ INTERESTS IN TRUDY CORPORATION

As of March 31, 2010, each of the affiliates of our Company, who are also filing persons of the Schedule 13E-3 relating to the transactions and whose names are set forth in the table below, held the stated percentage interest in the total issued and outstanding shares of Common Stock of our Company. Each percentage interest represents a share in our Company’s negative net book value as of that date ($2,320,686) and in our Company’s net loss for its fiscal year ended on that date ($1,093,368). The table below also sets forth in dollar amounts each affiliate’s share in the negative net book value and in the net loss.

Name	% Interest	Negative Net Book Value	Net Loss

William W. Burnham	26.76%	$(621,016)	$(292,585)
Alice B. Burnham	18.48	$(428,863)	$(202,054)
Ashley C. Andersen Zantop	4.80	$(111,393)	$(52,482)
Fell C. Herdeg	0.19	$(4,409)	$(2,077)

As a result of the transactions covered by this Information Statement, our Company will become a shell with no significant assets other than cash in the amount of $50,000 (see “USE OF PROCEEDS” below) and a net operating loss carry-forward as of March 31, 2010 in the amount of approximately $4.0 million. The $50,000 will either be spent by our Company or paid over to Mr. Burnham and our Company will not retain any portion of the funds. The net operating loss carry-forward has value only insofar as a business transaction subsequent to the sale of our Company’s assets meets Federal tax requirements. There is no assurance any such business transaction will occur. Therefore, it appears that the net book value of our Company will be nil subsequent to the Closing and each affiliate’s share of such net book value will be nil.

Furthermore, our Company will subsequent to the closing have no operations and therefore no net earnings or net loss from operations. Therefore, it appears that each affiliate’s share of our Company’s net earnings or net loss will be nil.

U.S. FEDERAL INCOME TAX CONSEQUENCES
OF THE SALE AND POSSIBLE DISSOLUTION

The following discussion is a summary of the material U. S. federal income tax considerations that may be relevant to the sale of the Company’s assets and cancellation of certain of its indebtedness. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”); the final, temporary and proposed Treasury regulations promulgated thereunder; administrative rulings of the Internal Revenue Service and court decisions, all as of the date hereof. These authorities are subject to change (possibly on a retroactive basis), which may result in U.S. federal income tax consequences that are different than those discussed below. This summary is intended for general information only and does not purport to be comprehensive.

Our Company

The fair value of the consideration to be received by our Company in the asset sale will be less than the underlying tax bases of the assets sold and, accordingly, our Company will recognize a loss for United States federal income tax purposes from the asset sale. The cancellation of shareholder loans in exchange for the Buyer Note and the Buyer Unit Consideration will result in a gain to our Company; however, this gain is excludable from taxable income under Section 108(a)(1) of the Code. Accordingly, our Company is not expected to incur any liability for federal income tax purposes as a result of these transactions or in the event that our Company is dissolved.

Holders of our Common Stock

For U.S. federal income tax purposes, our stockholders will not recognize a gain or loss from our sale of substantially all of our assets, but will recognize a capital loss equal to their respective federal income tax bases in their respective shares of Common Stock of our Company in the event that our Company is dissolved.

THE U.S. FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE ARE NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE ASSET SALE OR THE POSSIBLE DISSOLUTION OF THE COMPANY. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE ASSET SALE AND POSSIBLE DISSOLUTION, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

BUSINESS OF THE COMPANY

Our Company publishes children’s books, books with read- and sing-along audio tapes and CD’s, digital books and designs, manufactures and markets children’s musical instruments, electronics and plush toys for sale to domestic and international retail, wholesale and direct-to-consumer customers on a returnable and non-returnable basis. The Company’s products are sold under the trade names (i.e. imprints) of Studio Mouse, Soundprints, Little Soundprints, Music for Little People and Fetching Books.

The Company sells its products in approximately 50 different channels of trade, both domestically and internationally, to more than approximately 40,000 customers.

Products and Licensing

The Company holds a non-exclusive publishing license with Disney Licensed Publishing, an imprint of Disney Children’s Book Group, LLC (“Disney”) for the territories of North America. The license is effective through December 31, 2010. The license provides for the Studio Mouse imprint to publish certain novelty book and audio CD and download formats for distribution into the licensed territories, as well as the United Kingdom, Russia, nine African countries and many select countries throughout Asia, the Middle East, Eastern Europe, Latin America, and the Caribbean, with more countries pending approval. The licensed characters include core properties such as Disney Princess and Winnie-the-Pooh, selected Disney Channel shows, as well as feature films including Disney-Pixar titles such as “Finding Nemo” “Cars”, “Toy Story” and Disney feature films such as “Pirates of the Caribbean” as well as Disney’s own animation releases. The license also includes Spanish language for distribution in North America, Latin America and Spain and bilingual rights for North America and various other territories throughout the world. The Company also holds a non-exclusive publishing license with The Walt Disney Company Iberia, S.L. for Spain that is effective through December 31, 2010.

The material published is targeted to a preschool through early elementary school audience and contains early childhood developmental and educational content utilizing popular Disney characters. Since the inception of the license the Company has published over 160 Disney-branded titles in English and Spanish. For the fiscal year ended March 31, 2010 sales of Disney-licensed product represented 46.0% of total sales. In the fiscal year ended March 31, 2009 sales of Disney-licensed product represented 41.7% of total sales. The Disney license requires royalties to be paid.

The Company holds a non-exclusive license with the Smithsonian Institution to create and/or distribute Smithsonian-licensed fiction titles through September 30, 2012. The license allows for the sale of educational components and bundled kits, under the Soundprints and Studio Mouse imprints, containing realistic wildlife plush toys, storybooks, digital books and audio-books in various formats. For the fiscal year ended March 31, 2010 sales of Smithsonian-licensed product represented 16.3% of total sales. For the fiscal year ended March 31, 2009 sales of Smithsonian-licensed product represented 26.5% of total sales. The Smithsonian license requires royalties to be paid.

The Company did not renew its license with Sesame Workshop which terminated on December 31, 2009.

	Sales by license for the fiscal years ended March 31,
License	2010	2009
Disney	46.0%	41.7%
Smithsonian	16.3	26.5
Proprietary	17.8	10.7
Sesame Street	10.8	3.8
WGBH	0.3	0.0
All other	8.8	17.3

Marketing and Sales

The Company’s products are sold both nationally and internationally to book, toy, and specialty store resellers, warehouse clubs and book, gift and educational distributors by an in-house sales staff and approximately 100 independent commissioned sales representatives. The Company also mails a catalog directly to consumers, schools, and libraries for Music For Little People™, its direct-to-consumer and school and library business assets that were purchased from Musical Kidz, LLC in FY 2008.

A Vice President of Sales and assistant , as well as a team of independent representatives call on mass merchandisers and non-returnable specialty book accounts such as Target, Costco, Barnes and Noble, T.J. Maxx and Wal-Mart. They also handle direct sales to international accounts, domestic specialty accounts and other retailers and wholesalers. The Vice President of Sales also supervises several networks of independent sales representatives totaling over 100 sales people who call on all other applicable book, gift and toy sales channels. Two independent sales representatives specifically call on specialty sales customers in the home shopping television, door-to-door and display marketing channels. The Vice President of Direct-to-Consumer Sales oversees direct-to-consumer sales under the Music for Little People™ imprint. The Chairman and Director of Corporate Development and the CEO each handle sales development in certain targeted international territories and for other specific accounts.

The Company sells its products to accounts on both a returnable and a non-returnable basis.

Manufacturing and Product Design

Plush and toy product designs are executed with the Company’s oversight primarily by overseas contractors. Book content is created by in-house and freelance authors and illustrators working under the direction of and in conjunction with the Company’s editorial and graphic design staff. Audio is produced by sound designers overseen by the Company’s editorial department. Instruments and electronics are developed by skilled manufacturers with the oversight of the Company’s development staff.

The Company manufactures the majority of its products by sub-contracting with independent plush toy factories, compact disc duplicators, toy manufacturers and printing plants located in Asia. Toys purchased during the year were purchased from one vendor in China, but the Company has other qualified sources of supply from which it has purchased in the past. Books and audio are procured from multiple vendors in China, Indonesia and Singapore. The Company co-copyrights with the Smithsonian Institution the design of each Smithsonian toy; the design of each Disney toy is owned by Disney. The designs of other stuffed toy products are proprietary to the Company.

The Company does not own any of the Disney-branded book and audio products, other than the basic copyrights to its musical compositions and its right to its patented and patent-pending proprietary formats; Disney retains all other content rights, and actively manages the release of new products. The Company believes that production could quickly be transferred to other vendors in China or other countries if production were not available from its current vendors or if more favorable pricing became available elsewhere. Printers can also perform certain other functions such as receiving and consolidating stuffed toys from the original manufacturer, creating and printing packaging, and labeling and repacking product combinations for volume orders for drop shipment directly to large customers. Audiocassettes and limited number of CD’s are duplicated domestically in the United States. All other CD’s are duplicated in Hong Kong, China and Singapore and shipped to the Asian book printer to be inserted into the books. Substantially all purchases are in U.S. dollars.

Trudy Corporation is located at 353 Main Avenue, Norwalk, CT 06851 Telephone: (203) 846-2274.

THE COMPANY’S COMMON STOCK

The Company’s Common Stock traded on the OTC Bulletin Board under the symbol “TRDY.OB” until August 14, 2009 when its stock was delisted for failure to file its annual report on a timely basis. After August 14, 2009, the Common Stock was traded on the Pink Sheets. Our stock is traded on a limited and sporadic basis.

The reported high and low bid prices for the Common Stock are shown below for the quarterly periods from January 1, 2008 through March 31, 2010 and through the indicated date for the first quarter of fiscal year 2011. The prices presented are bid quotations, as reported by the OTC Bulletin Board Market, which reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not represent actual transactions.

	PERIOD	HIGH	LOW
Fiscal Year Ended March 31, 2008	Fourth Quarter	$0.0055	$0.0026

Fiscal Year Ended March 31, 2009	First Quarter	$0.0040	$0.0020
	Second Quarter	$0.0035	$0.0020
	Third Quarter	$0.0040	$0.0020
	Fourth Quarter	$0.0024	$0.0012

Fiscal Year Ending March 31, 2010	First Quarter	$0.0020	$0.0007
	Second Quarter	$0.0050	$0.0006
	Third Quarter	$0.0015	$0.0002
	Fourth Quarter	$0.0012	$0.0003

Fiscal Year Ending March 31, 2011	First Quarter (through June 8, 2010)	$0.0007	$0.0001

As of March 31, 2010, there were 1,088 common stockholders of record; there were 1,427 as of March 31, 2009.

Since its organization, the Company has not paid any dividends on its Common Stock. Absent a sale of the shell following the Asset Sale, the shell company will wind up and not have any funds available for dividend distributions.

Our Company has not made any underwritten public offering of any of its securities during the past three years nor has it purchased any of its securities during the past two years.

PARTIES TO THE TRANSACTION

The Company

The Company , incorporated under the laws of the State of Delaware, publishes children’s books, books with read- and sing-along audio tapes and CDs and designs, manufactures and markets children’s musical instruments, electronics and plush stuffed animals for sale to domestic and international retail and wholesale customers on a returnable and non-returnable basis. The Company’s products are sold under the trade names (i.e., imprints) of Studio Mouse, Soundprints, Little Soundprints, Music for Little People and Fetching Books.

Over the past several years, the Company’s Common Stock has been traded over-the-counter and quoted on the OTC Electronic Bulletin Board under the symbol “TRDY.” For various periods of time over the past years (and currently), our Common Stock has been removed from trading on the Bulletin Board and has been traded through the so-called Pink Sheets system as the result of our failure to file periodic reports in a timely fashion with the SEC. We would have to re-apply in order to obtain trading privileges on the Bulletin Board and do not intend to do so in light of the possible dissolution of our Company as soon as practicable after the closing of the asset sale.

During the past five years, our Company has not been (1) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining our Company from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Our principal executive offices are located at 353 Main Avenue, Norwalk, Connecticut 06851, and our telephone number is 203 846-2274

MMAC, LLC

MMAC, LLC (“MMAC”) is a Delaware limited liability company, recently formed for the purpose of purchasing our assets. The sole member of MMAC is MMAC Holdings, LLC, a Delaware limited liability company (“MMAC Holdings”). Brad Palmer, a private investor , is Managing Member of MMAC Holdings . The business address of MMAC is Two Greenwich Office Park, Greenwich, CT 06831 . The telephone number is 203 422-5600.

MMAC has not been (1) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

INFORMATION ABOUT OTHER SCHEDULE 13E-3 FILING PERSONS

Mr. Burnham has been Chairman of the Board of Directors and a Director of the Company from 1979 to the present and Director of Corporate Development from August 2005 to the present. He served as President and Chief Executive Officer from 1979 to August 2005 at which time Ms. Andersen Zantop was elected to those two positions. Mr. Burnham also served as Acting Chief Financial Officer from 2003 to June 2006. No provision has been made to grant our Company’s stockholders, other than Mr. Burnham, access to the corporate files of our Company or to obtain counsel or appraisal services at the expense of our Company or any other party.

Mrs. Alice B. Burnham is the wife of Mr. Burnham and has been a Director of the Company from 1994 to the present. Mrs. Burnham has managed her own interior design business in New Canaan, Connecticut since 1991 and is active in civic and professional affairs.

Ms. Andersen Zantop joined the Company in March 2000. She has been Publisher of the Company since September 2002 to the present and a Director since June 2002 to the present. She served as Executive Vice President from September 2002 until August 2005 at which time she was elected President and Chief Executive Officer. From June 2006 to August 2007, Ms. Andersen Zantop served as Acting Chief Financial Officer.

Mr. Herdeg joined the Company in December 2001 and became Director of Finance in September 2002. He was elected Vice President, Finance in August 2005 and elected Vice President and Chief Financial Officer, his current position, in August 2007.

The business address for Mr. Burnham, Mrs. Alice B. Burnham, Ms. Andersen Zantop and Mr. Herdeg is c/o Trudy Corporation, 353 Main Avenue, Norwalk, CT 06851. Their telephone number is (203) 846-2274.

Mr. Palmer is a private investor and has been investing his own capital for more than 10 years. His business address is Two Greenwich Office Park, Greenwich, CT 06831 and his telephone number is 203 422-5600.

MMAC Holdings is a Delaware limited liability company and the sole member of MMAC. Mr. Palmer is the Managing Member of MMAC Holdings. The business address of MMAC Holdings is Two Greenwich Office Park, Greenwich, CT 06831 and its telephone number is 203-422-5600.

Myers Education, LLC is a Delaware limited liability company. Mr. Palmer is the Managing Member of Myers Education, LLC. The business address of Myers Education is Two Greenwich Office Park, Greenwich, CT 06831 and its telephone number is 203-422-5600.

None of Mr. Burnham, Mrs. Burnham, Ms. Andersen Zantop, Mr. Herdeg and Mr. Palmer has been (1) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors)or (2) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Each of Mr. Burnham, Mrs. Burnham, Ms. Andersen Zantop, Mr. Herdeg and Mr. Palmer is a citizen of the United States.

Neither MMAC Holdings nor Myers Education has been (1) convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors) or (2) a party to any judicial or administrative proceeding during the past five years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

INTEREST OF CERTAIN PERSONS IN THE TRANSACTION (POSSIBLE CONFLICTS OF INTEREST)

Under the terms of the Debt Cancellation and Indemnification Agreement , dated as of December 18, 2009, as amended by Amendment No. 1, dated as of June 15, 2010, among MMAC, our Company, Mr. Burnham (Chairman and Director of Corporate Development, a member of the Board of Directors and a principal stockholder of our Company) and Mrs. Burnham (a Director and a principal shareholder of our Company), the parties agreed to the cancellation of the Burnham Family Liabilities (but not including the Seller Contingent Note) in consideration of the transfer by the Company to Mr. Burnham of the Buyer Note and the Buyer Unit Consideration at the Closing as described below under “MATERIAL TERMS OF THE SALE.” In addition, Mr. Burnham will receive at Closing the Seller Contingent Note, also described below under “MATERIAL TERMS OF THE SALE.”

Mr. Burnham and Mr. Fred Filoon, a Director of our Company, are the holders of 91% and 1%, respectively, of the equity in Noreast Management, LLC, the landlord from which our Company currently leases its headquarters. As part of the transactions, MMAC will enter into a new four year lease with Noreast on substantially similar terms as the existing lease with our Company.

Mr. Burnham will enter into an employment agreement at Closing with MMAC under which he will become Director, Business Development and an employee at will of MMAC. He may be eligible to participate in MMAC’s 2010 Equity Incentive Plan as determined by the Managing Member of MMAC in its sole discretion.

Ms. Ashley Andersen Zantop (President and Chief Executive Officer and a member of the Board of Directors of our Company) will also enter into an employment agreement at Closing with MMAC under which she will become Chief Executive Officer, President and Publisher and an employee at will of MMAC. She will participate in MMAC’s 2010 Equity Incentive Plan which will provide for restricted stock or stock options of MMAC.

Both Mr. Burnham and Ms. Andersen Zantop will become members of the Board of Directors of MMAC at Closing.

Myers Education, an affiliate of MMAC, has made certain bridge loans to the Company in the principal amount of $545,000, as more fully described in this Information Statement.

USE OF PROCEEDS

The proceeds from the asset sale consist of the Buyer Note (as defined below) and the Buyer Unit Consideration (as defined below). However, even after the assumption of certain liabilities of MMAC pursuant to the Asset Purchase Agreement, we still have liabilities of $2.7 million and we have no ability to pay this debt. Therefore, we will transfer the Buyer Note and Buyer Unit Consideration to Mr. Burnham in consideration of the cancellation of this debt (with the exception of $50,000 as described below). There are no proceeds to our Company from consideration being paid under the terms of the transactions contemplated. However, cash in the amount of $50,000 will be retained by our Company to supply funding after the Closing for general corporate purposes, including the possible dissolution or sale of the shell. Under the terms of the Seller Contingent Note, any amount of such $50,000 unspent by one year following the Closing will be paid to Mr. Burnham.

RISK FACTORS

All conditions to Closing set forth in the Asset Purchase Agreement must be satisfied or waived in order for the Closing to occur. The following constitute significant risks to consummation of the Closing:

●	If our Company is unable to procure all of the authorizations, consents and approvals of its licensors to the transfer of its licenses to MMAC.

●
If our Company is unable to deliver to MMAC the consent of Westport National Bank to transfer our current credit facility (the “Westport Credit Facility”) to MMAC on terms and with documentation reasonably satisfactory to MMAC and Westport National Bank, which terms shall include an extension of the Westport Credit Facility to August 2011 and which may include assumption by MMAC of the Westport Credit Facility or the entering into of a new replacement facility used by MMAC to repay the Westport Credit Facility.

●	If there occurs an event since December 31, 2008 and prior to the Closing which causes or is likely to cause a Material Adverse Effect (as defined in the Asset Purchase Agreement.

●	If the NAV of our Company at Closing is less than negative $442,000 ($-442,000), after taking into account the Burnham Capital Contribution and the Accounting Credits, as described below.

MATERIAL TERMS OF THE SALE

General Description of the Transaction

Asset Purchase Agreement

The following description of material terms of the transaction is qualified in its entirety by reference to the Asset Purchase Agreement, dated as of December 18, 2009, between the Company and MMAC, which is included with our Form 8-K filed with the SEC on December 23, 2009 as amended by Amendment No. 1, dated as of June 15, 2010, attached as an exhibit to our Form 8-K filed with the SEC on June 21, 2010 (as amended, the “Asset Purchase Agreement”) . Please see “WHERE TO OBTAIN MORE INFORMATION” for information about how you may obtain a copy of the Asset Purchase Agreement and which is incorporated by reference as though expressly set forth herein.

Subject to the conditions contained in the Asset Purchase Agreement, MMAC has agreed to purchase substantially all of the assets of the Company for the following consideration:

(a)            The issuance of the Buyer Note (the “Buyer Note”) to the Seller in an amount equal to $225,000, less the amount by which the final closing date net asset value of the Company (the “NAV”) is less than negative $100,000 (-$100,000), plus the amount of the Burnham Expense Reimbursement, provided that the amount of the Burnham Expense Reimbursement will be added to the Buyer Note only if the NAV is less than negative $100,000 (-$100,000); provided, however, that in no event will the amount of the Buyer Note exceed $225,000. For example, if the NAV is equal to negative $200,000 ($-200,000), the Buyer Note will be reduced by $83,000 ($100,000 less $17,000) to $142,000;

(b)           The delivery to our Company of 1,000 units of Series A Preferred Units , if the NAV is positive, of MMAC and a number of Common Units of the Buyer, which number and value of Common Units will be determined pursuant to the Amended and Restated Limited Liability Company Agreement of MMAC (the “Operating Agreement”) as described below (the “Buyer Unit Consideration”); and

(c)           The assumption of certain of the Company’s liabilities, including those arising from our on-going business, such as trade and vendor liabilities, and indebtedness under the Company’s $850,000 revolving credit facility with Westport National Bank and under the Bridge Loans (as defined below, in the aggregate amount of $545,000 . Were this transaction to have closed on March 31, 2010 , the total liabilities would have been approximately $3,305,527 .

Not included in the liabilities being assumed by MMAC is the liability to Mr. Burnham, for stockholder loans in the principal amount of approximately $2.7 million (the “Burnham Family Liabilities”), and tax and environmental liabilities, if any, of the Company.

We owe Mr. Burnham $17,000 of business expenses (the “Burnham Expense Reimbursement”). Pursuant to the Debt Cancellation and Indemnification Agreement, as amended, such expenses will be reimbursed to Mr. Burnham by the Buyer following the final determination of the NAV. The Burnham Expense Reimbursement is subject to reduction based on the NAV at the Closing.

As part of the transaction, Mr. Burnham and his wife (a Director and a principal shareholder of our Company), Mrs. Burnham, have entered into a Debt Cancellation and Indemnification Agreement , as amended, with MMAC and our Company (described in more detail below), whereby they will agree to the cancellation of the Burnham Family Liabilities (but not including the Seller Contingent Note described below) and to indemnify MMAC and certain affiliates of MMAC in consideration of the transfer by the Company to Mr. Burnham of the Buyer Note and the Buyer Unit Consideration described above.

The net effect of the foregoing is that Mr. Burnham is releasing his right to be repaid approximately $2.7 million by the Company in exchange for the Buyer Note and an equity ownership in MMAC in the form of the Buyer Unit Consideration. Such release does not, however, include the Seller Contingent Note described below in the principal amount of up to $50,000.

Holders of our common stock will not receive any payment or distribution with respect to their shares pursuant to the sale of substantially all the assets to MMAC.

Ancillary Agreements

The Buyer Note (Assigned to Mr. Burnham at Closing):

The Buyer Note will be issued in an amount equal to $225,000, less the amount by which the NAV is less than negative $100,000 (-$100,000), plus the amount of the Burnham Expense Reimbursement, provided that the amount of the Burnham Expense Reimbursement will be added to the Buyer Note only if the NAV is less than negative $100,000 (-$100,000); provided, however, that in no event will the amount of the Buyer Note exceed $225,000 . For example, if the NAV is equal to negative $200,000 ($-200,000), the Buyer Note will be reduced by $83,000 ($100,000 less $17,000) to $142,000. The Buyer Note bears interest at the rate of 4.85 % per annum which interest is payable quarterly in arrears. Principal will be paid quarterly, based on a 20-year amortization schedule, and all remaining principal and accrued and unpaid interest shall become due and payable on the fourth anniversary of the Closing.

MMAC has the right to defer quarterly payments of principal and interest in the event that the sum of MMAC’s unrestricted cash plus available credit under the Superior Indebtedness (as defined in the Buyer Note) is less than $150,000 at the end of a fiscal quarter. Mandatory prepayments are provided in the event that a prescribed goal, measured by cash flow from operations, less capital expenditure, is met and if a prescribed goal, measured by cash on hand and available credit under the Westport Credit Facility, is also met. Payments under the Buyer Note are subordinated to all Superior Indebtedness and Superior Equity (as defined in the Buyer Note), including the Westport Credit Facility and the Series B Preferred Units of MMAC. MMAC has a right of set off against payments under the Buyer Note for any amounts owed by Mr. Burnham under the indemnification provisions contained in the Debt Cancellation and Indemnification Agreement. The foregoing description is a summary only and is qualified by reference (a) to the Buyer Note in the form as restated and attached as an exhibit to Amendment No. 1 to the Asset Purchase Agreement and (b) to the Debt Cancellation and Indemnification Agreement in the form as attached as an exhibit to the Asset Purchase Agreement and as amended by Amendment No. 1 to Debt Cancellation and Indemnification Agreement in the form as attached as an exhibit to our Company’s Current Report on Form 8-K, filed on June 21, 2010.

MMAC Operating Agreement

Buyer Unit Consideration (Assigned to Mr. Burnham at Closing):

The Buyer Unit Consideration will consist of 1,000 Series A Preferred Units , if the NAV is positive, and a number of Common Units as determined pursuant to the Operating Agreement of MMAC.

The Series A Preferred , if issued, will have a per unit liquidation preference equal to the NAV, if the NAV is positive , divided by 1,000, plus accrued dividends. Were the Closing to have occurred on March 31, 2010 , the NAV would have been -$225,240 . NAV is calculated on the basis of our Company’s balance sheet at Closing and shall be determined in accordance with generally accepted accounting principles (“GAAP”) with certain adjustments, including the discounting of prepublication costs by 25% and the total exclusion of net intangible assets.

The Common Units which constitute the Buyer Unit Consideration will be determined pursuant to formulas provided in the Operating Agreement of MMAC, under which, depending on the NAV, a certain number of Common Units shall be issued (ultimately to be owned by Mr. Burnham) which may range from 0% to 33% of the total number of Common Units of MMAC then issued and outstanding. If the NAV is more than $900,000, that number of Common Units to be issued shall not exceed that number which represents 33% of the total issued and outstanding Common Units.

If the NAV is greater than negative $442,000 (-$442,000), but is equal to or less than negative $200,000 (-$200,000), the Buyer Note will be reduced by an amount equal to the difference between negative $100,000 (-$100,000) and the NAV. In connection with the reduction of the Buyer Note, Mr. Burnham will receive that number of Common Units determined pursuant to the Operating Agreement.

If the NAV is equal to or less than negative $442,000 (-$442,000), Mr. Burnham will be required to make the Burnham Capital Contribution pursuant to the terms of the Debt Cancellation and Indemnification Agreement, as amended, and in connection with the Burnham Capital Contribution, will receive that number of Common Units determined pursuant to the Operating Agreement. The difference between the NAV and negative $442,000 (-$442,000) is referred to as the “Deficiency Amount.” Under the Debt Cancellation Agreement, as amended, we may be entitled to certain accounting credits for returnable sales and inventory obsolescence (the “Accounting Credits”). If we are entitled to these Accounting Credits, we may use up to half of such accounting credits subject to a $100,000 cap, to offset half of the “Deficiency Amount.” After taking into account the Accounting Credits, if available, Mr. Burnham will be required to make up the difference between the NAV and negative $442,000 (-$442,000), with such contribution being referred to as the Burnham Capital Contribution.

The initial capital contribution of Mr. Burnham to MMAC shall be equal to the NAV , if the NAV is positive.

Ownership in MMAC:

The initial capital contribution to MMAC by MMAC Holdings, LLC (“MMAC Holdings”), an affiliate of Mr. Palmer which will serve as the other Member of MMAC (in addition to Mr. Burnham), will be determined at the Closing, with such amount taking into account the principal amount of the bridge loans. If the bridge loans equal $ 545,000 at the closing, the initial capital contribution of the MMAC Holdings will be $55,000 in cash. In consideration of such $ 55,000 , MMAC Holdings shall receive 1,000 Series B Preferred Units, each Unit with a liquidation preference of $ 55 ($ 55,000 divided by 1,000 Series B Units).

In addition, as part of the transaction, MMAC shall at Closing assume the Bridge Loans made by Myers Education, LLC (“Myers Education”), to our Company. The amount of the Bridge Loans to be assumed by MMAC is currently $ 545,000 . Our Company borrowed this amount from Myers Education in order to provide working capital to the Company up to Closing and to provide collateral for a $ 126,000 letter of credit to satisfy terms of the renewal and transfer to MMAC of our Disney License.

For each $1,000 of liquidation preference of the Series B Preferred and each $1,000 of principal amount of the Bridge Loans, MMAC shall issue 1.667 Common Units to MMAC Holdings. The formula is constructed to assure that MMAC Holdings will own that percentage of Common Units which represents the converse of the number of Common Units represented in the Buyer Unit Consideration. For example, if Mr. Burnham owns 33% of the Common Units, MMAC Holdings will own the remaining 67% of Common Units.

For two (2) years following the Closing, MMAC Holdings or any of its affiliates may make an additional investment or investments in MMAC by purchasing additional Series B Preferred Units on the same terms as MMAC’s initial capital contribution or by making an additional debt investment on the same terms as the Bridge Loans. For each $1,000 of liquidation preference purchased or each $1,000 of principal amount of loans made, MMAC will also issue (in addition to Series B Preferred Units, if applicable) Common Units at the same ratio as described immediately above. Mr. Burnham will be entitled to a special buy-in right in connection with these additional investments entitling him to purchase his proportionate percentage of the amount invested by MMAC Holdings or its affiliates.

Other Attributes of Equity of MMAC:

The Series B Preferred ranks in preference to the Series A and to the Common Units. Each Unit of Series A and Series B Preferred is entitled to receive cumulative (annually compounding) dividends at the rate of 7% per annum of such per Unit liquidation value. The Preferred Units (both Series A and Series B) are non-voting. Only the Common Units have a vote.

Possible Dilution of Common Units of MMAC:

MMAC may authorize the issuance of Common Units (which will dilute the Common Units held by Mr. Burnham and MMAC Holdings) to certain executives of MMAC pursuant to its 2010 Equity Incentive Plan. It is currently contemplated that at least 20% of the Common Units may be issued pursuant to the Plan.

The Voting Agreement:

On December 18, 2009, MMAC and (in their capacity as stockholders of our Company) all eight Directors and Mr. Herdeg, our Chief Financial Officer, executed and delivered a Voting Agreement under the terms of which our Directors and Mr. Herdeg agreed, at any meeting of stockholders or in connection with any written consent of stockholders of our Company, to cause their respective shares to be counted as present for purposes of establishing a quorum, and to vote or consent such shares (i) in favor of the asset sale, the adoption of the asset purchase agreement and the approval of the terms thereof; and (ii) against any alternative proposal and against any action or agreement that would impede, frustrate, prevent or nullify the asset purchase agreement. Each of such stockholders irrevocably appointed MMAC his or her attorney and proxy to vote or grant a consent in respect of his or her shares for the foregoing described purposes.
The Seller Contingent Note and Support Agreement:

At Closing, our Company will issue to Mr. Burnham its Seller Contingent Note in an amount of up to $50,000 and enter into a Support Agreement with Mr. Burnham. The Seller Contingent Note shall bear interest at the rate of 4.85% per annum, payable at maturity, and the principal shall be paid on the first anniversary of the Closing. Under the Support Agreement, if, at any time during the one year term of the Note, the Company requires funding for general corporate purposes, including sale of the Company as a shell or dissolution, and the Company does not have sufficient funds, then the principal amount of the Note will be reduced by the amount of any such deficiency. At the maturity of the Note, to the extent that there remains any principal amount of the Note still due and owing, our Company shall pay over to Mr. Burnham such principal amount. The effect of this arrangement is to provide our Company with cash in the amount of up to $50,000 to cover costs of winding up.

The Debt Cancellation and Indemnification Agreement:

As pointed out above, Mr. Burnham and his wife, Mrs. Burnham, have entered into a Debt Cancellation and Indemnification Agreement with MMAC and our Company , as amended by Amendment No. 1 thereto, dated June 15, 2010 . In addition to agreeing to the cancellation of the Burnham Family Liabilities in consideration of the transfer to Mr. Burnham of the Buyer Note and the Buyer Unit Consideration, the Agreement provides the following:

●	Mr. Burnham will continue to guarantee the Westport Credit Facility (or a substitute facility) in the amount of $850,000 up to 30 months following Closing.

●	Mr. Burnham will be paid a quarterly fee of 0.25% of the average monthly balance of the Westport Credit Facility (or a substitute facility) until such guaranty is released or otherwise terminated.

●
Mr. Burnham will indemnify MMAC and its affiliates against any loss any of them may suffer as the result of a breach of a representation or warranty by our Company or any breach or non-fulfillment of any agreement made by our Company in the Asset Purchase Agreement or related documents for a period of 18 months after Closing, except that any claim relating to a third party claim involving a Core Representation (as defined in the Debt Cancellation and Indemnification Agreement) may be asserted until 30 days after the expiration of the applicable statute of limitations.

●	MMAC’s remedy is limited to set off against the Buyer Note and under a Pledge Agreement, covering the equity of MMAC held by Mr. Burnham.

●
Mr. Burnham will be required to make the Burnham Capital Contribution (as described under the MMAC Operating Agreement above) if the NAV is less than negative $442,000 (-$442,000) (after taking into account certain available accounting credits for returnable sales and inventory obsolescence as determined pursuant to the Debt Cancellation Agreement).

Non-Competition Agreements :

Our Company has agreed that neither it nor any of its affiliates will, for a period of three (3) years following the closing, engage directly or indirectly, in any business in the United States which competes with our Business (or any portion thereof) , as defined in the Asset Purchase Agreement.

In addition, Mr. and Mrs. Burnham will at Closing each execute a Non-Competition Agreement whereby each agrees for a period of three years commencing on the Closing Date, among other things, not to compete with our Business (as defined in the Asset Purchase Agreement) within the Restricted Territory (as defined in the Non-Competition Agreement).

Lease Agreement:

At the Closing, MMAC will enter into a four year lease with Noreast Management, LLC, for our Company’s current offices located at 353 Main Avenue, Norwalk, CT 06850, on substantially similar terms as our existing lease. The rent will be $10,106.25 per month and will be increased annually on May 1 of each year that the Lease remains in effect. MMAC may terminate the lease agreement at any time upon 6 months prior written notice to Noreast.

Representations and Warranties:

The Asset Purchase Agreement contains representations and warranties that the Company and MMAC made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between the Company and MMAC and may be subject to important qualifications and limitations agreed to by the Company and MMAC in connection with negotiating its terms. The representations and warranties of the Company and MMAC may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating between the Company and MMAC rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Section 4 of the Asset Purchase Agreement contains customary representations and warranties that we made to MMAC regarding, among other things:

●	Our due formation, valid existence and good standing in Delaware with requisite power and authority to carry on our Business.

●	Our requisite corporate authority and power to execute and deliver the Asset Purchase Agreement and the related agreements.

●	Obtaining of requisite authorizations, consents and approvals of Governmental Entities.

●	As to any violation, termination or cancellation of any contract, agreement, license or loan, or creation of lien or encumbrance on any of our properties.

●	Good and marketable title to assets.

●	As to timely filing of reports with the Securities and Exchange Commission.

●	As to our financial statements.

●	As to any material adverse change in our business, financial condition, operations or future prospects since the end of our FY 2009 (March 31, 2009).

●	No undisclosed liabilities.

●	Compliance with applicable laws, including federal, state, local and foreign.

●	No untrue statement of a material fact or omission of a material fact in the Information Statement or in information supplied by us for use in the Schedule 13E-3.

●	Tax matters and compliance with relevant tax laws;

●	Ownership and right to use all Intellectual Property necessary for operation of the Business and no infringement with Intellectual Property rights of third parties.

●	Transactions with Affiliated Parties.

●	No breach or default under any Seller Material Contract.

●	As to our accounts receivable, subject to reserves for bad debts.

●	No outstanding or threatened litigation.

●	As to our employees and their benefits under our employee benefit plans and otherwise.

●	Compliance with all environmental, health and safety laws.

●	As to our solvency at Closing, giving effect to the transactions contemplated herein.

Section 5 of the Asset Purchase Agreement contains customary representations and warranties by MMAC, including the following:

●	Its existence as a limited liability company formed under the laws of Delaware.

●	Its full power and authority to execute and deliver the Asset Purchase Agreement and the related agreements.

●	No violation of any law, rule or regulation of any government to which MMAC is subject.

●	No conflict with any contract, agreement or license to which MMAC is a party.

●	Capitalization.

●	No untrue statement of a material fact or omission of a material fact in the information supplied by MMAC for use in the Information Statement or in the Schedule 13E-3.

Pre-Closing Agreements:

Section 6 of the Asset Purchase Agreement contains agreements between us and MMAC with respect to the period between the execution of the Asset Purchase Agreement and the Closing, including the following:

●	Each party’s use of best efforts to take all action to consummate and make effective the transactions contemplated in the Asset Purchase Agreement.

●	We will give notices to third parties and use our best efforts to obtain third party consents from all those as to which MMAC reasonably may request.

●	We will not take any action outside the Ordinary Course of Business (as defined in the Asset Purchase Agreement).

●	We will each give prompt written notice to the other of any material adverse development.

●	Upon our request, MMAC will cause Myers Education to loan to us $ 126,000 for our use as collateral for the issuance of the Disney letter of credit (which amount shall be added to the Bridge Loans).

Closing Conditions:

Section 7(b) of the Asset Purchase Agreement contains conditions of closing which must be satisfied or waived before MMAC is obligated to close, including the following conditions:

●	Each of our representations and warranties in the Asset Purchase Agreement shall be true and correct in all material respects as of the Closing Date.

●	We shall have performed and complied with our covenants in the Asset Purchase Agreement in all material respects through the Closing.

●	We shall have obtained all requisite authorizations, consents and approvals.

●
We shall have delivered to MMAC the consent of Westport National Bank to transfer the Westport Credit Facility to MMAC on terms and with documentation reasonably satisfactory to MMAC and Westport National Bank , which terms shall include an extension of the Westport Credit Facility to August 2011.

●	MMAC shall have agreed to assume the Bridge Loans.

●
No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency or before any arbitrator wherein an unfavorable decision would have certain adverse consequences.

●	MMAC shall have received such termination statements and releases against repayment by us of our Indebtedness as MMAC shall have reasonably requested.

●	Since December 31, 2008, there shall have been no event causing or likely to cause a Material Adverse Effect to us.

●	We shall have renewed our publishing license with Disney on terms satisfactory to MMAC (which terms are set forth in the Asset Purchase Agreement).

●	The NAV as of the Closing shall not be less than negative $ 442,000 ($-442,000), after taking into account the Burnham Capital Contribution and the Accounting Credits, as described above.

Section 7(c) of the Asset Purchase Agreement contains conditions of closing which must be satisfied or waived before we are obligated to close, including the following conditions:

●	Each of MMAC’s representations and warranties in the Asset Purchase Agreement shall be true and correct in all material respects as of the Closing Date.

●	MMAC shall have performed and complied with its covenants in the Asset Purchase Agreement in all material respects through the Closing.

●
No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency or before any arbitrator wherein an unfavorable decision would have certain adverse consequences.

●	Myers Education shall have released us from our obligations under the Bridge Loans, including releasing Mr. Burnham and Mrs. Burnham from their Guaranty of the Bridge Loans.

Post-Closing Agreements:

Section 8 of the Asset Purchase Agreement contains agreements with respect to the period commencing after the Closing, including the following:

●
After the Closing, if any further action is necessary to carry out the purposes of the Asset Purchase Agreement, then, each of the Company and MMAC will take such further action as the other reasonably may request.

●
We will not take any action designed or intended to discourage any lessor, licensor, customer, supplier, or other business associate from maintaining the same business relationships with MMAC after the Closing.

●
We will treat and hold any information concerning the Business that is not already generally available to the public as confidential information and refrain from using or disclosing any of such confidential information except in accordance with the Asset Purchase Agreement.

●
Neither we nor any of our affiliates will during a period of three (3) years from the Closing Date engage directly or indirectly in any business in the United States which competes with our Business (or any portion thereof).

●
We will use our best efforts to obtain the consent of any party or governmental authority to the assignment of any agreement to which we are a party and which requires the consent of such other party or governmental authority. If any such consent shall not have been obtained by Closing, we will cooperate with MMAC to provide it with the benefits under any such agreement.

Remedies for Breaches of Asset Purchase Agreement and Indemnification:

Section 9 of the Asset Purchase Agreement provides for our and MMAC’s respective remedies for breaches and certain indemnification provisions, including the following:

●	None of the representations and warranties contained in the Asset Purchase Agreement shall survive the Closing Date.

●
We agree to indemnify MMAC for, and hold it harmless from, any Adverse Consequences and out-of-pockets expenses arising out of any misrepresentation or breach of any warranty made by us, any breach of an agreement made by us and any Excluded Liability.

●	MMAC has the right to set off against the Buyer Note the amount of any Adverse Consequences suffered by it.

●
MMAC agrees to indemnify us for, and hold us harmless from, any Adverse Consequences and out-of-pockets expenses arising out of any misrepresentation or breach of any warranty made by MMAC and any breach of an agreement made by it.

For additional provisions on indemnification of MMAC by Mr. Burnham under certain circumstances, see General Description of the Transaction--- The Debt Cancellation and Indemnification Agreement, above.

Termination:

Section 10 of the Asset Purchase Agreement provides for the manner in which the Agreement may be terminated, including the following:

●	At any time by mutual written agreement of MMAC and us.

●
By either MMAC or us if the Asset Purchase shall not have been closed on or before the July 31, 2010 (subject to the right of MMAC to extend the date to not later than August 31, 2010 if certain conditions are met) (other than if the failure to close is due principally to the failure of the party seeking to terminate this Agreement).

●	By us:

o
In the event (A) of a material breach by MMAC of any covenant or agreement, or (B) that any of MMAC’s representations or warranties shall have been inaccurate when made or shall have become inaccurate, and such breach or inaccuracy would reasonably be expected to prevent MMAC from consummating the Asset Purchase (subject to certain rights of MMAC to cure).

o
If MMAC does not close on the last day of the month in which the conditions to Closing are satisfied (provided that there does not then exist a breach of any representation, warranty or covenant by us that would result in our failure to satisfy our closing conditions).

●	By MMAC:

o
In the event (A) of a material breach by us of any covenant or agreement, or (B) that any of our representations or warranties shall have been inaccurate when made or shall have become inaccurate, and such breach or inaccuracy would reasonably be expected to prevent us from consummating the Asset Purchase (subject to certain rights of us to cure).

o	If there shall have occurred any fact or event, change which, individually or in the aggregate, has had or could reasonably be expected to have a Seller Material Adverse Effect.

o
If we do not close on the last day of the month in which the conditions to Closing are satisfied (provided that there does not then exist a breach of any representation, warranty or covenant by MMAC that would result in its failure to satisfy its closing conditions).

o	If we shall have effected a Seller Adverse Recommendation Change (as defined in the Asset Purchase Agreement).

o	If we shall have entered into an agreement regarding a Superior Proposal (as defined in the Asset Purchase Agreement),

Section 10 includes other provisions relating to termination of the Asset Purchase Agreement, including the following:

●
We must pay MMAC a termination fee of $250,000 in the event that MMAC terminates because we do not close on the last day of the month in which the conditions to Closing are satisfied (provided that there does not then exist a breach of any representation, warranty or covenant by MMAC that would result in its failure to satisfy its closing conditions) , or if we shall have effected a Seller Adverse Recommendation Change (as defined in the Asset Purchase Agreement or if we shall have entered into an agreement regarding a Superior Proposal (as defined in the Asset Purchase Agreement).

●
Under certain circumstances set forth in the Asset Purchase Agreement, we may owe MMAC upon termination MMAC’s documented out-of-pocket expenses reasonably incurred in connection with the Asset Purchase Agreement and the contemplated transactions.

MMAC must pay us a termination fee of $150,000 in the event that we terminate because MMAC does not close on the last day of the month in which the conditions to Closing are satisfied (provided that there does not then exist a breach of any representation, warranty or covenant by us that would result in our failure to satisfy our closing conditions).

Closing:

The Closing shall take place on the last day of the month in which the conditions to Closing (discussed below) have been satisfied or waived, or otherwise at a time and date mutually agreeable to the Parties after the conditions to Closing are satisfied.

EXPENSES OF THE TRANSACTIONS
Until the consummation of the transactions contemplated by the asset purchase agreement, each of the Company and MMAC will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the asset purchase agreement and the transactions contemplated thereby. If the asset purchase is consummated, then MMAC will assume the Company’s costs and expenses (including legal fees and expenses) incurred in connection with the asset purchase agreement and the transactions contemplated thereby.
The following is an estimate of the fees and expenses to be incurred by the Company in connection with the asset sale:

Legal	$72,000.00
Financial Adviser	-0-
Accounting	$4,000.00
Printing and Mailing	$9,000.00
SEC Filing Fees	$255.90
Miscellaneous	$1,000.00

TOTAL	$86,255.90

The legal fees and expenses to be incurred by MMAC in connection with the asset sale are estimated to be $225,000.

THE POSSIBLE DISSOLUTION OF TRUDY CORPORATION
OR SALE OF CORPORATE SHELL

BACKGROUND AND REASONS FOR THE POSSIBLE DISSOLUTION
OR SALE OF CORPORATE SHELL

After completion of the negotiation and execution and delivery of the Asset Purchase Agreement with MMAC, dated December 18, 2009, our Company’s management reviewed the alternatives available to our Company after the closing of the asset sale. In our management’s view, the alternatives were essentially limited to dissolution of our Company or the negotiation of a sale of our Company’s corporate shell. A sale of the shell would most likely be accomplished by a reverse merger of an operating company into our Company.

Our management recommended to our Board of Directors at its meeting held on March 17, 2010 that our Company take the appropriate action to dissolve our Company as soon as practicable after the closing of the asset sale, provided that our management has not determined by such closing an economically viable alternative to dissolution which it would then recommend as soon as possible for consideration by our Board. Our Board at its March 17 meeting unanimously approved management’s recommendation. Our Board unanimously (a) authorized the dissolution and liquidation of our Company as soon as practicable after the closing, provided that our management has not determined by such closing an economically viable alternative by which the corporate shell would be sold; (b) authorized the removal of our Common Stock from trading through the facilities of the pink sheets and the deregistration of our Common Stock with the Securities and Exchange Commission under the Securities Exchange Act of 1934; (c) directed that the proposed dissolution be submitted to the holders of our Common Stock for their approval; and (d) resolved to recommend that the holders of our Common Stock approve such dissolution.

The Board reached its conclusion after reviewing the following considerations: our Company’s economic condition after the closing of the asset sale will be, in effect, that of a corporate shell. We will have virtually no assets. Our assets will consist of approximately $50,000 in cash to cover general corporate expenses, offset by the Seller Contingent Note (described above in “MATERIAL TERMS OF THE SALE---Ancillary Agreements---The Seller Contingent Note”) owed to Burnham in the same amount, plus our net operating loss carryforward (which is of no value unless our Company entered into a transaction with a third party which would enable the net operating loss carryforward to be used). On the other hand, we will have a certain continuing obligations which entail accounting and legal expenses, including the obligation to file periodic reports with the SEC until such obligation is suspended or terminated. Our Board was of the view that dissolution was the best course of action but it determined that if our management could identify an economically viable alternative to dissolution, it should be given that opportunity. Our management has not identified any such alternative to date and there is no assurance whatsoever that an alternative may be identified by the time of the closing of the asset sale. Therefore, stockholders should not expect any such alternative to arise which would prevent dissolution of our Company as soon as practicable after the closing of the asset sale.

In the view of our Company’s management and Board of Directors, the determination of an economically viable alternative to dissolution would require identifying a business entity with an experienced financial adviser which would reverse merge into our Company. In the view of our management and Board of Directors, the following tests would principally be applied in evaluating any offer received by our Company:
●	The current financial condition of the business entity, including its net worth, its cash flow and its current profitability, measured by return on sales and return on investment.

●	The business entity’s financial performance over the past several years, its history of profitability and its future prospects for sustainable profits.

●	The nature of the business entity and its operations.

●
The reasonable expectation for a merger of the two companies to enhance the short- and long-term financial returns for our Company’s shareholders and the availability of the business entity to effect a reverse merger expeditiously.

●	The quality and merit of the business entity’s management and of its financial advisers.
There have been no discussions between our Company, our management or members of our Board of Directors, with MMAC or any of its affiliates, including MMAC Holdings, Mr. Palmer and Myers Education, LLC concerning our Company’s proposal to dissolve or sell the corporate shell after the Closing, other than Mr. Burnham informed Mr. Palmer and other representatives of MMAC of this development as a matter of courtesy to keep them informed. As of the date hereof, no Schedule 13E-3 filing person (which includes, among other persons, Mr. Palmer and Mr. and Mrs. Burnham) nor any affiliate of any Schedule 13E-3 filing person has expressed an interest in acquiring the corporate shell following the closing of the asset sale.

DESCRIPTION OF POSSIBLE DISSOLUTION OR SALE OF CORPORATE SHELL

Dissolution of our Company under Delaware law requires the approval of the holders of a majority of our issued and outstanding Common Stock. The same stockholders, representing approximately 51.53% of the total issued and outstanding shares of Common Stock, who executed the written consent approving the asset sale have also executed a separate written consent, also dated March 17, 2010, approving the dissolution of our Company, provided our management has not determined an economically viable alternative. The following five stockholders executed the written consent: Mr. Burnham, our Chairman, Mrs. Burnham, his wife, Ashley C. Andersen Zantop, our Chief Executive Officer, William E. Hermes, our Vice President-Sales, and Fell C. Herdeg, our Chief Financial Officer and son-in-law of Mr. and Mrs. Burnham. As was the case with the stockholder approval of the asset sale, this written consent is the only stockholder approval required pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws.

Should our Company be dissolved and liquidated, it is highly unlikely that stockholders will receive any distribution whatsoever.

Alternatively, should a sale of the shell be determined to be economically viable, it would most likely be accomplished by a reverse merger of an operating company into our Company. Our stockholders would retain their stock in our Company but be diluted by the issuance of additional shares of our Company to the stockholders of the merged operating company. In any event, such a reverse merger could result in a benefit to our stockholders. It is also possible that a sale of the shell could be accomplished so that the Company would receive some form of consideration directly from another party. In that event, after payment of our Company’s expenses and repayment of the Seller Contingent Note (described below in “MATERIAL TERMS OF THE SALE---Ancillary Agreements---The Seller Contingent Note”), there is a possibility that the Company’s stockholders could receive a distribution. However, our management has not identified any economically viable alternative to date and there is no assurance whatsoever that an alternative may be identified by the time of the closing of the asset sale. Therefore, the Company can provide no assurances that it would be successful in the sale of the shell and stockholders must not assume any benefit would result to them or distribution would be made.

RISK FACTORS REGARDING POSSIBLE DISSOLUTION OR
SALE OF CORPORATE SHELL

Neither the dissolution nor a sale of the corporate shell would occur if the asset sale does not close. There are risks which would prevent the asset sale from closing. See “THE SALE OF SUBSTANTIALLY ALL THE ASSETS OF TRUDY CORPORATION---RISK FACTORS” in this Information Statement.

REGULATORY AND STOCKHOLDER APPROVALS REQUIRED
IN CONNECTION WITH THE SALE AND POSSIBLE DISSOLUTION

No federal or state regulatory approvals or consents are required in order to close the transactions contemplated or dissolve our Company. Because the written consent of the holders of more than 50% of the issued and outstanding Common Stock of our Company has been obtained, the stockholder voting requirement of the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws has been satisfied. We are not asking for a proxy and you are not requested to send one.

ACCOUNTING TREATMENT OF THE ASSET SALE

The asset sale will be accounted for as a sale of assets transaction. At the closing of the asset sale, any excess or deficiency, as the case may be, in the purchase price received by our Company, less transaction expenses, over the net book value of the net assets sold will be recognized in additional paid in capital, as it is a related party transaction. Subsequent to the sale, management may dissolve our Company, resulting in no distribution to shareholders.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Common Stock Ownership of Management

Set forth in the following table is the beneficial ownership of Common Stock of the Company as of June 30 , 2010, for all directors and named executive officers and all directors and executive officers as a group.

Trudy Common Beneficially Owned by Executive Officers (O) and Directors (D)

Title of Class	Name of Beneficial Owner	Title	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Common	William W. Burnham(2)	D, O	187,584,467	26.76
Common	Alice B. Burnham(2)	D	129,503,806	18.48
Common	Ashley C. Andersen Zantop	D, O	33,673,808	4.80
Common	Fred M. Filoon	D	14,650,000	2.12
Common	Patty Sullivan	D	2,084,000	0.33
Common	Bradford Mead	D	1,600,000	0.23
Common	Fell C. Herdeg(3)	O	1,300,000	0.19
Common	Hakim Bangash	D	1,200,000	0.17
Common	William Sondheim	D	1,200,000	0.17

All Directors and Executive Officers as a Group (9 persons)			372,796,081	53.25

1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of the Company’s Common Stock shown as beneficially owned by them.

2)	Husband and wife.

3)	Son-in-law of Mr. and Mrs. Burnham

Common Stock Ownership of Certain Beneficial Owners

Set forth below is certain information with respect to the only persons known to the Company who owned beneficially more than 5% of any class of the Company’s voting securities as of June 30 , 2010.

5% or More of Trudy Common Beneficially Owned

Title of Class	Name and Address of Beneficial Owner	Beneficial Ownership(1)	Percent of Class
Common	Mr. William W. Burnham (2) 241 White Oak Shade Road New Canaan, CT 06840	187,584,467	26.76

Common	Mrs. Alice B. Burnham (2) 241 White Oak Shade Road New Canaan, CT 06840	129,503,806	18.48

Common	Musical Kidz LLC (3) P.O. Box 1429 Redway, CA 95560	77,289,987	11.03

1)
Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired upon exercise of stock options which are currently exercisable or which become exercisable within 60 days of the date of the table are deemed beneficially owned by the optionee. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of the Company’s Common Stock shown as beneficially owned by them.

2)	Husband and wife.

3)	Mr. Leib Ostrow, P.O. Box 1429, Redway, CA 95560, is the sole Member and Manager of, and owner of all of the equity of, Musical Kidz LLC.

NO DISSENTERS’ RIGHTS

Stockholders of the Company are not entitled to appraisal or dissenters’ rights under Delaware law or the Company’s Certificate of Incorporation or Bylaws.

DISTRIBUTION OF INFORMATION STATEMENT

We will pay the costs of distributing this Information Statement. The distribution will be made by mail.

FINANCIAL INFORMATION

The Company’s financial statements for the years ended March 31, 2009 and March 31, 2010 are included in our respective annual reports on Form 10-K for fiscal year 2009 and fiscal year 2010 , both of which were filed with the SEC . All of the foregoing financial statements are incorporated herein by reference . You should read our annual reports on Form 10-K for both fiscal years and all documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Information Statement and prior to the Closing of the contemplated transactions. We will provide a copy of these documents (excluding their exhibits) at no charge by first class mail or other equally prompt means within one business day of receipt of your written or oral request. Requests for such documents should be directed to Fell C. Herdeg, Trudy Corporation, 353 Main Avenue, Norwalk, CT 06851, tel. no. (203) 846-2274.

Set forth below is a summary of the financial information contained in the annual reports on Form 10-K for fiscal year 2009 and fiscal year 2010:

Balance sheet

	March 31, 2010	March 31, 2009

Current assets	$2,650,165	$2,987,320
noncurrent assets	1,095,883	1,221,165
Total assets	3,746,048	4,208,485
Liabilities	6,066,733	5,541,556
noncurrent liabilities	—	—
Total liabilities	6,066,733	5,541,556
Results of operations

	Year ended	Year ended
	March 31, 2010	March 31, 2009
Net sales	$5,355,783	$5,833,843
Gross profit	1,940,477	1,967,601
Income(loss) from discontinued operations	(869,686)	(1,232,659)
Income(loss) from continuing operators	—	—
Net income/(loss)	(1,093,368)	(1,291,602)
Income per common share from continuing operations	$(0.0016)	$(0.0018)
Net income per common share	$(0.0016)	$(0.0018)
Ratio of earnings to fixed charges	-2.34	-7.49

To the extent that forward-looking statements are included in our annual reports on Form 10-K, incorporated by reference above, pursuant to the provisions of Section 21E of the Exchange Act, the safe harbor provisions of the Private Securities Litigations Reform Act of 1995 are not applicable to any such forward-looking statements which are made in connection with our “going private” transaction.

DELIVERY OF INFORMATION STATEMENT
TO STOCKHOLDERS SHARING AN ADDRESS

One Information Statement is mailed to multiple stockholders sharing the same address unless the Company receives contrary instructions from one or more of the stockholders. Please direct your written or oral request for additional Information Statements or Form 10-Ks to the person and address and tel. no. noted immediately above in “FINANCIAL INFORMATION.” If multiple stockholders sharing the same address are receiving multiple copies of Information Statements or Form 10-Ks and only wish to receive one copy at such address, please direct such request to the person and address noted above.

WHERE TO OBTAIN MORE INFORMATION

We are subject to the informational reporting requirements of the Exchange Act and file reports and other information required under the Exchange Act with the SEC. Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such materials and information from the SEC can be obtained at existing published rates from the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. The SEC also maintains a site on the Internet at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the SEC which may be downloaded free of charge. When requesting such materials and information from the SEC, please reference the Company’s SEC file number, which is “000-16056.”

Because the asset sale may be considered a “going private” transaction, the Company, MMAC, MMAC Holdings, LLC, Brad Palmer, Myers Education, LLC, Mr. Burnham, Alice B . Burnham, Ashley Andersen Zantop, and Fell Herdeg have filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the proposed asset sale. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E-3 will be amended to report promptly any material changes in the information set forth in the most recent Schedule 13E-3 filed with the SEC.